Exhibit 10.1

Execution Version

     Published CUSIP Number:

CREDIT AGREEMENT

Dated as of June 24, 2005

among

GRANITE CONSTRUCTION INCORPORATED,
as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, as Swing Line Lender, as L/C Issuer,
and
as a Lender,

BNP PARIBAS,
HARRIS N.A.,
UNION BANK OF CALIFORNIA, N.A.
and
U.S. BANK, N.A.,
as Co-Syndication Agents

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,
as
Sole Lead Arranger and Sole Book Manager

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS	1

1.01	Defined Terms	1

1.02	Other Interpretive Provisions	25

1.03	Accounting Terms	25

1.04	Rounding	26

1.05	References to Agreements and Laws	26

1.06	Change of Currency	26

1.07	Times of Day	27

1.08	Letter of Credit Amounts	27

1.09	Exchange Rates; Currency Equivalents	27

1.10	Additional Alternative Currencies	27

ARTICLE II.	THE COMMITMENTS AND CREDIT EXTENSIONS	28

2.01	Loans	28

2.02	Borrowings, Conversions and Continuations of Revolving Loans	28

2.03	Letters of Credit	30

2.04	Swing Line Loans	38

2.05	Prepayments	41

2.06	Reduction or Termination of Commitments	42

2.07	Repayment of Loans	42

2.08	Interest	42

2.09	Fees	43

2.10	Computation of Interest and Fees	44

2.11	Evidence of Debt	44

2.12	Payments Generally	45

2.13	Sharing of Payments	46

2.14	Increase in Commitments	47

2.15	Guaranty of Obligations	48

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		49

3.01	Taxes	49

3.02	Illegality	51

3.03	Inability to Determine Rates	52

3.04	Increased Cost and Reduced Return; Capital Adequacy	52

3.05	Funding Losses	54

 i

3.06	Matters Applicable to all Requests for Compensation	54

3.07	Survival	55

ARTICLE IV.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	55

4.01	Conditions to Effectiveness and Initial Credit Extension	55

4.02	Conditions to all Credit Extensions	57

ARTICLE V.	REPRESENTATIONS AND WARRANTIES	57

5.01	Existence, Qualification and Power; Compliance with Laws	57

5.02	Authorization; No Contravention	58

5.03	Governmental Authorization	58

5.04	Binding Effect	58

5.05	Financial Statements; No Material Adverse Effect	58

5.06	Litigation	59

5.07	No Default	59

5.08	Ownership of Property; Liens	59

5.09	Environmental Compliance	59

5.10	Insurance	60

5.11	Taxes	60

5.12	ERISA Compliance	60

5.13	Subsidiaries	61

5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	61

5.15	Disclosure	61

5.16	Intellectual Property; Licenses, Etc	62

5.17	Swap Contracts	62

5.18	Labor Relations	62

5.19	Use of Proceeds	62

5.20	Solvency	62

5.21	Unrestricted Subsidiary Matters	62

5.22	Burdensome Agreements	63

ARTICLE VI.	AFFIRMATIVE COVENANTS	63

6.01	Financial Statements	63

6.02	Certificates; Other Information	64

6.03	Notices	65

6.04	Payment of Obligations	67

6.05	Preservation of Existence, Etc	67

6.06	Maintenance of Properties	67

6.07	Maintenance of Insurance	67

6.08	Compliance with Laws	67

6.09	Books and Records	67

6.10	Inspection Rights	68

6.11	Compliance with ERISA	68

6.12	Environmental Laws	68

6.13	Use of Proceeds	68

6.14	Tax Clearance Certificates	68

6.15	Internal Control Events	69

ARTICLE VII.	NEGATIVE COVENANTS	69

7.01	Liens	69

7.02	Investments	70

7.03	Indebtedness	71

7.04	Fundamental Changes	73

7.05	Dispositions	74

7.06	Lease Obligations	74

7.07	Restricted Payments	75

7.08	ERISA	75

7.09	Change in Nature of Business or in Structure	76

7.10	Transactions with Affiliates	76

7.11	Burdensome Agreements	76

7.12	Use of Proceeds	76

7.13	Financial Covenants	77

7.14	Unrestricted Subsidiary Matters	77

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	77

8.01	Events of Default	77

8.02	Remedies Upon Event of Default	79

8.03	Application of Funds	80

ARTICLE IX.	ADMINISTRATIVE AGENT	81

9.01	Appointment and Authority	81

9.02	Rights as a Lender	81

9.03	Exculpatory Provisions	81

9.04	Reliance by Administrative Agent	82

9.05	Delegation of Duties	82

9.06	Resignation of Administrative Agent	83

9.07	Non-Reliance on Administrative Agent and Other Lenders	84

9.08	No Other Duties, Etc	84

9.09	Administrative Agent May File Proofs of Claim	84

9.10	Guaranty Matters	85

ARTICLE X.	GENERAL PROVISIONS	85

10.01	Amendments, Etc	85

10.02	Notices; Effectiveness; Electronic Communication	86

10.03	No Waiver; Cumulative Remedies	88

10.04	Expenses; Indemnity; Damage Waiver	88

10.05	Indemnification by the Borrower	89

10.06	Payments Set Aside	90

10.07	Successors and Assigns	91

10.08	Confidentiality	94

10.09	Set-off	95

10.10	Interest Rate Limitation	95

10.11	Counterparts; Integration; Effectiveness	96

10.12	Survival of Representations and Warranties	96

10.13	Severability	96

10.14	Removal and Replacement of Lenders	96

10.15	Governing Law; Jurisdiction; Etc	97

10.16	Waiver of Jury Trial	98

10.17	Time of the Essence	98

10.18	Judgment Currency	98

10.19	USA PATRIOT Act Notice	99

SCHEDULES

1.01(e)	Existing Letters of Credit
1.01(g)	Guarantors
1.01(m)	Mandatory Cost
2.01	Commitments and Pro Rata Shares
5.05(d)	Project Debt
5.06	Litigation
5.09	Environmental Matters
5.13(a)	Subsidiaries and Other Equity Investments
5.13(b)	Senior Note Guarantors
5.16	Intellectual Property Matters
5.21	Unrestricted Subsidiary Matters
5.22	Burdensome Agreements
7.01	Existing Liens
7.02(a)	Existing Investments
7.02(b)	Investment Policy
7.02(j)	Wilder Investments
7.03	Existing Indebtedness
7.06	Existing Leases
10.02	Eurodollar and Domestic Lending Offices; Addresses for Notices
10.07	Processing and Recordation Fees

EXHIBITS

Exhibit A	Form of Revolving Loan Notice
Exhibit B	Form Swing Line Loan Notice
Exhibit C	Form of Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Guaranty
Exhibit G	Form of Closing Opinion
Exhibit H	Form of Lender Joinder Agreement

 v

CREDIT AGREEMENT

     THIS CREDIT AGREEMENT, dated as of June 24, 2005, by and among GRANITE CONSTRUCTION INCORPORATED, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, as Swing Line Lender and as L/C Issuer.

     A. The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

     B. In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

     1.01 Defined Terms.

     As used in this Agreement, the following terms shall have the meanings set forth below:

     “Administrative Agent” means the sole administrative agent under the Loan Documents or any successor administrative agent, which initially shall be Bank of America.

     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     “Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     “Aggregate Commitments” means, as of any date of determination, the aggregate amount of all Lenders’ Commitments hereunder.

     “Agreement” means this Credit Agreement.

     “Alternative Currency” means each of Canadian Dollars, Euro, and each other currency (other than Dollars) that is approved in accordance with Section 1.10.

     “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

     “Applicable Rate” means, with respect to commitment fees, Base Rate Loans, Eurodollar Rate Loans and utilization fees, as applicable, the following percentages per annum, each based upon the Pricing Level Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b); provided, however, that notwithstanding the foregoing (but subject to the proviso in the following paragraph), until such date on which the Borrower shall have delivered to the Administrative Agent a Compliance Certificate for the fiscal quarter ending on June 30 2005, Pricing Level 3 shall apply:

					Applicable	Applicable
		Applicable	Applicable	Applicable	Rate (Financial	Rate (Performance	Applicable
Pricing	Pricing Level Leverage	Rate (Commitment	Rate (Eurodollar	Rate (Base Rate	Letter of Credit	Letter of Credit	Rate (Utilization
Level	Ratio	Fee)	Rate Loans)	Loans)	Fee)	Fee)	Fee)
1	Less than 0.50 to 1.00	0.150%	0.625%	00.0%	0.625%	0.46875%	0.125%
2	Less than 1.00 to 1.00 but greater than or equal to 0.50 to 1.00	0.175%	0.750%	00.0%	0.750%	0.56250%	0.125%
3	Less than 2.00 to 1.00 but greater than or equal to 1.00 to 1.00	0.225%	0.875%	00.0%	0.875%	0.65625%	0.125%
4	Greater than or equal to 2.00 to 1.00	0.300%	1.125%	00.0%	1.125%	0.84375%	0.125%

     Any increase or decrease in the Applicable Rate resulting from a change in the Pricing Level Leverage Ratio shall become effective as of the date that is the earlier of: (a) the last date by which the Borrower is otherwise required to deliver a Compliance Certificate in accordance with Section 6.02(b) with reference to Section 6.01 for a given fiscal period (each such date, a “Calculation Date”): and (b) the date that is two Business Days after the date (prior to the related Calculation Date) on which the Borrower actually delivers a Compliance Certificate in accordance with Section 6.02(b) with reference to Section 6.01 for such fiscal period; provided that, if any Compliance Certificate for any fiscal period is not delivered to the Administrative Agent on or before the related Calculation Date, then Pricing Level 4 shall apply, effective on the related Calculation Date until two Business Days after such Compliance Certificate is actually received by the Administrative Agent.

     “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Arranger” means the Person acting as sole lead arranger and sole book manager, which, initially, shall be Banc of America Securities LLC.

     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.07(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

     “Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

     “Auditor” has the meaning set forth in Section 6.01(a)(i).

     “Auto-Renewal Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

     “Bank of America” means Bank of America, N.A.

     “Bankruptcy Code” means the federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101 et seq.).

     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.

     “Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

     “Borrower” has the meaning set forth in the introductory paragraph hereto.

     “Borrower Materials” has the meaning specified in Section 6.02.

     “Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

     (a) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

     (b) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurodollar Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means a TARGET Day;

     (c) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

     (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

     “Calculation Date” has the meaning set forth in the definition of “Applicable Rate” contained herein.

     “Canadian Dollars” means the lawful currency of Canada.

     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meaning. The Borrower hereby grants the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a Lien on all such cash and deposit account balances. Cash collateral shall be maintained in blocked, noninterest bearing deposit accounts at Bank of America.

     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

     “Change of Control” means, with respect to any Person, an event or series of events by which:

     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a partially-diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

     “Closing Date” means the first date on which all the conditions precedent in Section 4.01are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

     “Code” means the Internal Revenue Code of 1986.

     “Commitment” means, as to each Lender as of any date of determination, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such

Lender’s name on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.

     “Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.

     “Consolidated Cash Taxes” means, for any Subject Period, for the Consolidated Restricted Group on a consolidated basis (excluding, however, any Project Debt Entity), the aggregate of all taxes actually paid by such Persons in cash during such period.

     “Consolidated EBITDA” means, for any Subject Period, for the Consolidated Restricted Group on a consolidated basis (excluding, however, any Project Debt Entity), an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Expense for such period, (b) Consolidated Cash Taxes for such period, and (c) depreciation and amortization expense for such period.

     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Consolidated Restricted Group on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, with or without recourse, but not including Project Debt, plus (b) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, but not including Project Debt, plus (c) without duplication, all Guaranty Obligations of the Consolidated Restricted Group with respect to Indebtedness of the types specified in subsections (a) and (b) above of Persons other than the Borrower or any Subsidiary in the Consolidated Restricted Group.

     “Consolidated Interest Expense” means, for any Subject Period, for the Consolidated Restricted Group on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of the Consolidated Restricted Group in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense of the Consolidated Restricted Group with respect to such period under capital leases that is treated as interest in accordance with GAAP and the portion of Synthetic Lease Obligations payable by the Consolidated Restricted Group with respect to such period that would be treated as interest in accordance with GAAP if such lease were treated as a capital lease under GAAP; excluding for purposes of clause (a) and (b) hereof, such amounts in respect of Project Debt.

     “Consolidated Net Income” means, for any Subject Period, for the Consolidated Restricted Group on a consolidated basis, the net income of the Consolidated Restricted Group from continuing operations, excluding extraordinary items and excluding gains and losses from Dispositions for that period; not including, however, net income in respect of or attributable to any Project Debt Entity.

     “Consolidated Restricted Group” means, at any time, the Borrower and its consolidated Subsidiaries at such time, other than any Unrestricted Subsidiary at such time.

     “Consolidated Stockholders’ Equity” means, as of any date of determination for the Consolidated Restricted Group on a consolidated basis, stockholders’ equity as of that date, determined in accordance with GAAP.

     “Consolidated Tangible Net Worth” means, as of any date of determination, the amount equal to Consolidated Stockholders’ Equity on that date minus the Intangible Assets of the Consolidated Restricted Group (determined on a consolidated basis in accordance with GAAP) on that date.

     “Construction JV” means any Joint Venture entered into by the Borrower or any of its Subsidiaries with any one or more other Persons in the Ordinary Course of Business solely for purposes of undertaking or completing a construction project.

     “Construction JV Investments” means Investments in any Joint Venture arising upon any initial capital contribution to or subsequent capital contribution in such Joint Venture, and participated in ratably by all co joint venturers having an interest in such Joint Venture, solely for purposes of undertaking or completing a construction project; provided Construction JV Investments shall not include the incurrence, directly or indirectly, of any Guaranty Obligation by the Borrower or any of its Restricted Subsidiaries.

     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

     “Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate

(including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

     “Disposition”or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

     “Dollar” and “$” means lawful money of the United States of America.

     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

     “Environmental Claims” means all claims, however asserted, by any Governmental Authority or any other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in or from property, whether or not owned by the Borrower or any of its Subsidiaries, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     “Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     “Environmental Permits” has the meaning set forth in Section 5.09(b).

     “ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

     “ERISA Event” means any of the following: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

     “Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

     “Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

     “Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

     Where,

     “Eurodollar Base Rate” means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

     “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

     “Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on the Eurodollar Rate.

     “Event of Default” means any of the events or circumstances specified in Section 8.01.

     “Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.14), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability

(other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 3.01(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 3.01(e).

     “Existing Credit Agreement” means that Credit Agreement dated as of June 27, 2003, as amended by the First Amendment Agreement dated as of September 15, 2004, by and among the Borrower, Bank of America, N.A. as “Administrative Agent”, and the “Lenders” thereunder.

     “Existing Letters of Credit” means the letters of credit issued by Bank of America (as the financial institution issuing letters of credit under the Existing Credit Agreement) that are outstanding immediately prior to the effectiveness of this Agreement, as more particularly described on Schedule 1.01(e).

     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

     “Fee Letter” means that certain letter agreement relating to fees, dated as of May 16, 2005, among the Borrower, the Arranger and the Administrative Agent.

     “Financial Letter of Credit” means any Letter of Credit that is a “financial standby letter of credit” as set forth in applicable Laws promulgated from time to time by the FRB.

     “Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     “FRB” means the Board of Governors of the Federal Reserve System of the United States of America.

     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

     “GLC Venture” means any Joint Venture, now or hereafter formed by any Land Development Company or any of its Subsidiaries with any other Person in the Ordinary Course of Business of such Land Development Company or Subsidiary.

     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

     “Granite Land Company” means Granite Land Company, a California corporation, and any successor thereto.

     “Guarantors” means all of the Subsidiaries listed on Schedule l.0l(g), together with all other Persons who, following the Closing Date, execute and deliver a Guaranty pursuant to Section 2.15.

     “Guaranty” means the guaranty substantially in the form of Exhibit F, or otherwise in form and substance satisfactory to the Required Lenders.

     “Guaranty Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

     “Hazardous Materials” means, collectively, as of any date: (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCB’s); (b) any chemicals or other materials or substances which as of such date are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “infectious wastes,” “pollutants” or words of similar import under any Environmental Law; and (c) any other chemical or other material or substance, exposure to which or use of which as of such date is prohibited, limited or regulated under any Environmental Law.

     “Honor Date” has the meaning set forth in Section 2.03(c)(i).

     “Indebtedness” means, as to any Person at a particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), reimbursement agreements, bankers’ acceptances, bank guaranties, surety bonds and similar instruments (in each case, whether or not such obligations are contingent or absolute); provided that the amount of any such contingent obligation shall be deemed to be equal to the maximum reasonably anticipated liability in respect thereof;

     (c) net obligations under any Swap Contract in an amount equal to the Swap Termination Value thereof;

     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business);

     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

     (f) capital leases and Synthetic Lease Obligations; and

     (g) all Guaranty Obligations of such Person in respect of any of the foregoing.

     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and to such Person’s assets (subject only to customary exceptions acceptable to the Required Lenders). The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

     “Indemnified Liabilities” has the meaning set forth in Section 10.05.

     “Indemnified Taxes” means Taxes other than Excluded Taxes.

     “Indemnitees” has the meaning set forth in Section 10.05.

     “Information” has the meaning set forth in Section 10.08.

     “Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trade marks, patents, unamortized deferred charges, unamortized debt discount, and capitalized research and development costs.

     “Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA, measured for the Subject Period ending on such date, to (b) Consolidated Interest Expense, measured for the Subject Period ending on such date.

     “Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that, if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September, and December, and the Maturity Date.

     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan, and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Revolving Loan Notice; provided that:

     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

     (b) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

     (c) no Interest Period shall extend beyond the scheduled Maturity Date.

     “Internal Control Event” means a material weakness in the Borrower’s internal controls over financial reporting if such material weakness is required to be reported in any Exchange Act report.

     “Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in or with such other Person, (c) the provision of goods or services to another Person for consideration other than cash payable in full upon the delivery or provision of such goods or services (other than trade accounts payable in the Ordinary Course of Business), or (d) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit of that Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

     “IP Rights” has the meaning set forth in Section 5.16.

     “IRS” means the United States Internal Revenue Service.

     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

     “Joint Venture” means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by one Person with another Person in order to conduct a common venture or enterprise with such Person.

     “Land Development Company” means Granite Land Company and any and all other Subsidiaries of the Borrower (or the Borrower itself) now or hereafter engaged, directly, or indirectly through Subsidiaries or Joint Ventures, in the business of land or real estate development.

     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

     “L/C Advance” means, with respect to each Lender, such Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

     “L/C Issuer” means each financial institution acting as issuer of Letters of Credit hereunder (or any successor issuer of Letters of Credit hereunder). Bank of America shall initially act as L/C Issuer, and the Borrower may appoint up to two additional Lenders that are approved by the Administrative Agent to be L/C Issuers, provided that at no time shall there be more than three L/C Issuers. At any time there is more than one L/C Issuer, all singular references to the L/C Issuer shall mean any L/C Issuer, either L/C Issuer, each L/C Issuer, the L/C Issuer that has issued the applicable Letter of Credit, or all L/C Issuers, as the context may require.

     “L/C Obligations” means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

     “Lender” has the meaning set forth in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender, as applicable.

     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

     “Letter of Credit” means any standby letter of credit issued hereunder, and shall include each Existing Letter of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

     “Letter of Credit Expiration Date” means the day that is thirty-five (35) Business Days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

     “Letter of Credit Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

     “Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA, measured for the Subject Period ending on such date.

     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

     “Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or a Swing Line Loan.

     “Loan Documents” means this Agreement, all Notes, the Fee Letter, all Requests for Credit Extensions, all Compliance Certificates, each Guaranty, and all other agreements, documents and instruments, executed and delivered by a Loan Party in connection with the transactions contemplated hereby (other than Swap Contracts) in favor of the Administrative Agent, the Arranger, the L/C Issuer or any Lender.

     “Loan Parties” means, collectively, the Borrower and each Guarantor.

     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule l.01(m).

     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

     “Material Subsidiary” means, at any time, any Subsidiary, other than an Unrestricted Subsidiary, that meets either of the following conditions at such time: (a) such Subsidiary’s consolidated total revenues for the period of the immediately preceding four fiscal quarters is equal to or greater than 10% of the consolidated total revenues of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP, in each case as reflected in the most recent annual or quarterly (as applicable) financial statements required to be delivered pursuant to Section 6.01; or (b) such Subsidiary’s total consolidated assets, as of the last day of the immediately preceding fiscal quarter, are equal to or greater than 10% of the consolidated total assets of the Borrower and its Subsidiaries as of such date, determined in accordance with GAAP, in each case as reflected in the most recent annual or quarterly (as applicable) financial statements of the Borrower required to be delivered pursuant to Section 6.01; provided, however, that at all times prior to the date on which the Borrower shall have delivered the quarterly financial statements for the fiscal quarter ending June 30, 2005 in accordance with Section 6.01, each of the entities listed on Schedule l.0l(g) shall be deemed a “Material Subsidiary.”

     “Material Unrestricted Subsidiary” means, at any time, any Unrestricted Subsidiary that meets either of the following conditions at such time: (a) such Unrestricted Subsidiary’s consolidated total revenues for the period of the immediately preceding four fiscal quarters is equal to or greater than 10% of the consolidated total revenues of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP, in each case as reflected in the most recent annual or quarterly (as applicable) financial statements required to be delivered pursuant to Section 6.01; or (b) such Unrestricted Subsidiary’s total consolidated assets, as of the last day of the immediately preceding fiscal quarter, are equal to or greater than 10% of the consolidated total assets of the Borrower and its Subsidiaries as of such date, determined in accordance with GAAP, in each case as reflected in the most recent annual or quarterly (as applicable) financial statements of the Borrower required to be delivered pursuant to Section 6.01 ; provided, however, that at all times prior to the date on which the Borrower shall have delivered the quarterly financial statements for the fiscal quarter ending June 30, 2005 in accordance with Section 6.01, Wilder shall be deemed the only Material Unrestricted Subsidiary.

     “Maturity Date” means: (a) June 24, 2010; or (b) such earlier date upon which the Aggregate Commitments are terminated in accordance with the terms hereof.

     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

     “Non-Guarantor Subsidiary” has the meaning set forth in Section 2.15.

     “Nonrenewal Notice Date” has the meaning set forth in Section 2.03(b)(iii).

     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit C.

     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

     “Ordinary Course of Business” means, in respect of any transaction involving the Borrower or any Subsidiary of the Borrower, (a) the ordinary course of such Person’s business, substantially as conducted by any such Person prior to or as of the Closing Date, and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document, or (b) transactions outside the ordinary course of such Person’s then-existing business, as long as the Borrower provides written notice to the Administrative Agent and the Lenders prior to such Person undertaking such business, specifically referencing this definition, provided that the Required Lenders shall not have delivered written objections to the Administrative Agent within five (5) Business Days after their receipt of such written notice.

     “Organization Documents” means: (a) with respect to any corporation, such Person’s certificate or articles of incorporation and its bylaws; (b) with respect to any limited liability company, such Person’s articles of formation and operating agreement; and (c) with respect to any partnership, Joint Venture, trust or other form of business entity, such Person’s applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     “Outstanding Amount” means: (a) with respect to Revolving Loans, and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

     “Participant” has the meaning set forth in Section 10.07(d).

     “Participating Member State” means each state so described in any EMU Legislation.

     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

     “Performance Letter of Credit” means any Letter of Credit that is a “performance standby letter of credit” as set forth in applicable Laws promulgated from time to time by the FRB.

     “Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.

     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.

     “Platform” has the meaning specified in Section 6.02.

     “Pricing Level Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the Subject Period ending on such date.

     “Pro Rata Share” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01. in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, or as notified by the Administrative Agent pursuant to Section 2.14. as applicable.

     “Project Debt” means, in respect of any GLC Venture (the “obligor”), any Indebtedness of such obligor incurred in the Ordinary Course of Business of such obligor and of the Borrower and its Restricted Subsidiaries, secured by a Lien on assets of such obligor, but as to which there is no general recourse to such obligor or to the Borrower or any of the Borrower’s Restricted Subsidiaries, other than against such obligor for breach of customary representations and warranties.

     “Project Debt Entity” means at any time, any GLC Venture obligated in respect of Project Debt at such time.

     “Register” has the meaning set forth in Section 10.07(c).

     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, and (b) with respect to L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

     “Required Lenders” means, as of any date of determination, Lenders whose Voting Percentages aggregate more than 50%.

     “Responsible Officer” means the president, chief operating officer, chief executive officer, chief financial officer, treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or of any option, warrant or other right to acquire any such capital stock.

     “Restricted Subsidiaries” means, at any time, all Subsidiaries of the Borrower, other than Unrestricted Subsidiaries at such time.

     “Revaluation Date” means with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, , (iv) in the case of any Existing Letters of Credit denominated in an Alternative Currency, the Closing Date, and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

     “Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

     “Revolving Loan” has the meaning specified in Section 2.01.

     “Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Revolving Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

     “SEC” means the Securities and Exchange Commission or any successor or similar Governmental Authority.

     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting

Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

     “Senior Note Documents” means any and all note purchase agreements, notes and other documents evidencing or relating to any outstanding Indebtedness from time to time of the Borrower evidenced by senior notes.

     “Senior Note Guarantor” means, at any time, any Subsidiary that is at such time a guarantor of Indebtedness of the Borrower pursuant to any Senior Note Documents.

     “Solvent” means, as to any Person at any time, that: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction for which such Person’s property would constitute unreasonably small capital.

     “Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

     “Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 9:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

     “Subject Period” means, as of any date of determination, the four consecutive fiscal quarter period ending on such date.

     “Subsidiary” of a Person means a corporation, partnership, Joint Venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

     “Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

     “Swing Line Loan” has the meaning specified in Section 2.04(a).

     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

     “Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

     “Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

     “Unrestricted Subsidiaries” means, at any time, Wilder and each of its Subsidiaries, provided that at all times prior to such time (a) the consolidated revenue of Wilder and its Subsidiaries does not exceed 15% of the consolidated total revenue of the Borrower and its Subsidiaries, and (b) the consolidated total assets of Wilder and its Subsidiaries do not exceed 15% of the consolidated total assets of the Borrower and its Subsidiaries, in each case (a) and (b), determined in accordance with GAAP, and as reflected in the most recent annual or quarterly (as applicable) financial statements of the Borrower required to be delivered pursuant to Section 6.01, and further provided that Wilder at no time at or prior to such time is or has been, directly or indirectly, a wholly-owned Subsidiary of the Borrower.

     “United States” and “U.S.” mean the United States of America.

     “Voting Percentage” means, as to any Lender, (a) at any time when the Aggregate Commitments are in effect, such Lender’s Pro Rata Share and (b) at any time after the termination of the Aggregate Commitments, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Outstanding Amount of such Lender’s Revolving Loans, plus (B) such Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations, plus (C) such Lender’s Pro Rata Share of the Outstanding Amount of Swing Line Loans, then comprises of (ii) the Outstanding Amount of all Loans and L/C Obligations; provided that, if any Lender has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder, such Lender’s Voting Percentage shall be deemed to be zero, and the respective Pro Rata Shares and Voting Percentages of the other Lenders shall be recomputed for purposes of this definition and the definition of “Required

Lenders” without regard to such Lender’s Commitment or the outstanding amount of its Revolving Loans, and L/C Advances and funded participations in Swing Line Loans, as the case may be.

     “Wilder” means Wilder Construction Co., a Washington corporation, and any successor thereto.

     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

     (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

     (b)  (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

     (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

     (iii) The term “including” is by way of example and not limitation.

     (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including:” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

     (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

     (e) Unless otherwise expressly provided herein: (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

     1.03 Accounting Terms.

     (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

     (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

     1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

     1.06 Change of Currency. (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Revolving Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Borrowing, at the end of the then current Interest Period.

     (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

     (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

     1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

     1.08 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

     1.09 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

     (b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the L/C Issuer, as the case may be.

     1.10 Additional Alternative Currencies. (a) The Borrower may from time to time request that Eurodollar Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurodollar Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

     (b) Any such request shall be made to the Administrative Agent not later than 8:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurodollar Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurodollar Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 8:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

     Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurodollar Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurodollar Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Borrowings of Eurodollar Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Borrower. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

     2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided that, after giving effect to any Revolving Borrowing, (i) the aggregate Outstanding Amount of all Loans and L/C Obligations shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. Revolving Loans may be made in Dollars only.

     2.02 Borrowings, Conversions and Continuations of Revolving Loans.

     (a) Each Revolving Borrowing, each conversion of Revolving Loans from one Type to a different Type and each continuation of Revolving Loans as the same Type shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 9:00 a.m. (i) three (3) Business Days prior to the requested date of any Revolving Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Revolving Borrowing of Base Rate Loans. Each such telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a written Revolving Loan Notice (which may be sent by facsimile), appropriately completed and signed by two (2) Responsible Officers of the Borrower. Each Revolving Borrowing of Loans, each conversion of Loans from one Type to another Type, and each continuation of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Revolving Loans as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

     (b) Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Revolving Borrowing, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided that, if, on the date of the Revolving Borrowing, there are Swing Line Loans and/or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Revolving Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

     (e) After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Revolving Loans.

     2.03 Letters of Credit.

     (a) The Letter of Credit Commitment.

     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03,(1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Outstanding Amount of all L/C Obligations and all Loans would exceed the Aggregate Commitments, (y) the sum of the aggregate Outstanding Amount of the Revolving Loans of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and, from and after the Closing Date, shall be subject to and governed by the terms and conditions hereof.

     (ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

     (B) subject to clause (C) below and subject to Section 2.03(b)(iii), the expiry date of any Letter of Credit would occur more than one year after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

     (C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

     (D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer or such Letter of Credit does not provide for drafts;

     (E) the face amount of any Letter of Credit (other than an Existing Letter of Credit) is less than $1,000,000;

     (F) such Letter of Credit is for the purpose of supporting the issuance of any letter of credit issued by any other Person;

     (G) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

     (H) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

     (I) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

     (J) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

      (iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

      (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by two (2) Responsible Officers of the Borrower. Such L/C Application must be received by the L/C Issuer and the Administrative Agent not later than 9:00 a.m. at least (i) two (2) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) and (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans denominated in Alternative Currencies, prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

     (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which shall be in writing, including by facsimile) on or before the fifth Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time.

     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

      (c) Drawings and Reimbursements; Funding of Participations.

     (i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in Dollars or a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 9:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in the Dollar Equivalent of the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Loan

Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

     (ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 11:00 a.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

     (iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

     (v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any reimbursement pursuant to this Section 2.03 shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

     (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the

Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

      (d) Repayment of Participations.

     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

      (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

     (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

     (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

       The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

     (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided that, notwithstanding anything in such clauses to the contrary, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

       (g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

     (ii) In addition, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

     (iii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

     (iv) The Borrower shall further Cash Collateralize L/C Obligations in accordance with Section 2.05(c).

       (h) Applicability of ISP98. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to such Letter of Credit.

       (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, in Dollars, subject to Section 2.08(b), (i) a Letter of Credit fee for each outstanding Performance Letter of Credit equal to the Applicable Rate (for Performance Letters of Credit) multiplied by the Dollar Equivalent of the daily maximum amount available to be drawn under each such Letter of Credit, and (ii) a Letter of Credit fee for each Financial Letter of Credit equal to the Applicable Rate (for Financial Letters of Credit) multiplied by the Dollar Equivalent of the daily maximum amount available to be drawn under each such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such fee for each Letter of Credit shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration

Date and thereafter on demand. If there is any change in the Applicable Rate (or in the characterization of such Letter of Credit as a Performance Letter of Credit or Financial Letter of Credit) during any quarter, the daily amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate (or applicable percentage thereof) separately for each period during such quarter that such Applicable Rate (or characterization) was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit in the amounts and at the times specified in the Fee Letter. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and charges are due and payable on demand and are nonrefundable.

     (k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

     (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

     (m) Reporting of Letter of Credit Information. At any time that there is more than one L/C Issuer, then on (i) the last Business Day of each calendar month, and (ii) each date that an L/C Credit Extension occurs with respect to any Letter of Credit, each L/C Issuer (or, in the case of part (ii), the applicable L/C Issuer) shall deliver to the Administrative Agent a report in the form of Exhibit I hereto, appropriately completed with the information for every Letter of Credit issued by the L/C Issuer that is outstanding hereunder.

     2.04 Swing Line Loans.

     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan ”) to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Lender’s Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided , however, that after giving effect to any Swing Line Loan, (i) the aggregate Outstanding Amount shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the

Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided , further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

       (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by two (2) Responsible Officers of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 11:00 a.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 12:00 noon on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

       (c) Refinancing of Swing Line Loans.

     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Revolving Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Revolving Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

     (iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

       (d) Repayment of Participations.

     (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

       (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

       (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

       2.05 Prepayments.

       (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 9:00 a.m., (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Revolving Loans; and (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

       (b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m., on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

     (c) If the Administrative Agent notifies the Borrower at any time that the total Outstanding Amount at such time exceeds the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans and/or the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the difference of 100% of the Aggregate Commitments then in effect less $250,000; provided , however, that subject to the provisions of Section 2.03(g)(ii), the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the total Outstanding Amount exceeds the Aggregate Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

     2.6 Reduction or Termination of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Outstanding Amount of all Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 9:00 a.m., five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments. Once reduced in accordance with this Section, the Aggregate Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

     2.7 Repayment of Loans. (a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

     (b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

     2.08 Interest.

     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

     (b) While any Event of Default exists or after acceleration, the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     (d) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed at a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

     2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate multiplied by the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations during each quarterly period (or portion thereof). The commitment fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and, if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

     (b) Utilization Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a utilization fee equal to the Applicable Rate multiplied by the actual daily aggregate Outstanding Amount of Loans and L/C Obligations on each day that such aggregate Outstanding Amount exceeds 50.00% of the Aggregate Commitments. The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The utilization fee shall be calculated quarterly in arrears. The utilization fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

     (c) Arrangement and Agency Fees. The Borrower shall pay an arrangement fee to the Arranger for the Arranger’s own account, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

     (d) Lenders’ Upfront Fees. On the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, an upfront fee in an amount set forth in the Fee Letter. Such upfront fees are for the credit facilities committed by the Lenders under this Agreement and are fully earned on the date paid. The upfront fee paid to each Lender is solely for its own account and is nonrefundable for any reason whatsoever.

     2.10 Computation of Interest and Fees. Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan (or any such portion) is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

     2.11 Evidence of Debt.

     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive (absent manifest error) of the amount of the Credit Extensions made by the Lenders to the Borrower and all interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans or the L/C Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control. Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans may be evidenced by a Note, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

     2.12 Payments Generally.

     (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

     (b) Subject to the definition of “Interest Period ” contained in Section 1.01. if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

     (c) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

     (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

     (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period ”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights, which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

     A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

     (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

     (e) The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(b) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 10.04(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 10.04(b).

     (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participation in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

     2.14 Increase in Commitments.

     (a) Request for Increase. Provided there exists no Default and there have been no previous Commitment reductions pursuant to Section 2.06, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $50,000,000; provided that any such request for an increase shall be in a minimum amount of $10,000,000 and increments of $5,000,000 in excess thereof. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days nor more than thirty Business Days from the date of delivery of such notice to the Lenders).

     (b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

     (c) Notification by Administrative Agent: Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement substantially in the form attached hereto as Exhibit H.

     (d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date ”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 , and (B) no Default exists. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.

     (f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

     2.15 Guaranty of Obligations. The Obligations shall be jointly and severally guaranteed by the Guarantors pursuant to one or more Guaranties. Promptly after the date on which any Person becomes a Material Subsidiary of the Borrower or becomes a Senior Note Guarantor, and, in any event, within ten (10) Business Days following such date, the Borrower will cause such Person to execute and deliver to the Administrative Agent, on behalf of the Lenders, a Guaranty. In addition, promptly after any date on which the total revenues or total assets of all Restricted Subsidiaries that are at such time not Guarantors (each, a “Non-Guarantor Subsidiary ”) together exceed 20% of the consolidated total revenues or consolidated total assets, respectively, of the Consolidated Restricted Group, based upon the financial statements most recently delivered by the Borrower to the Administrative Agent pursuant to Section 6.01 (a), and in any event, within ten (10) Business Days following receipt by the Borrower from the Administrative Agent of a request therefor, the Borrower will cause one or more Non-Guarantor Subsidiaries to execute and deliver to the Administrative Agent, on behalf of the Lenders, a Guaranty, so that, after delivery of such Guaranty, the total revenues and total assets of all remaining Non-Guarantor Subsidiaries (other than the Unrestricted Subsidiaries) together are less than 20% of the total revenues and total assets, respectively, of the Consolidated Restricted Group. In all of the foregoing instances, the Borrower shall deliver or cause to be delivered such other agreements, documents, instruments and other information and items as are reasonably requested by the Administrative Agent, at the request of any Lender, in connection with the foregoing, including resolutions, incumbency and officers’ certificates and opinions of counsel. Without limiting the foregoing, the Borrower shall determine, promptly after the date on which the quarterly financial statements for the fiscal quarter ending on June 30, 2005 shall have been delivered in accordance with Section 6.01, (i) whether there exists or shall have arisen any Material Subsidiary other than the entities specified on Schedule l.0l (g), and shall cause each such Material Subsidiary to execute and deliver to the Administrative Agent, on behalf of the Lenders, a Guaranty, together with other agreements, documents or instruments referenced above and (ii) whether the total revenues and total assets of all Restricted Subsidiaries that are at such time Guarantors together comprise at least 80% of the consolidated total revenues or consolidated total assets, respectively, of the Consolidated Restricted Group.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

     3.01 Taxes.

     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the

Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

     Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

     Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender.

Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected currency or currencies or, in the case of Eurodollar Rate Loans in Dollars, to convert Base Rate Revolving Loans to Eurodollar Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Revolving Borrowing of Base Rate Loans in the amount specified therein.

     3.04 Increased Cost and Reduced Return; Capital Adequacy.

     (a) Increased Costs Generally. If any Change in Law shall:

     (i) (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurodollar Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

     (iii) the Mandatory Cost, as calculated hereunder, does not represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurodollar Rate Loans; or

     (iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan),

or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

     (e) Additional Reserve Requirements. The Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such

Lender (as determined by such Lender in good faith, which determination shall be conclusive, which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 10 days from receipt of such notice.

     3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

     (c) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

     (d) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.14;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

     3.06 Matters Applicable to all Requests for Compensation.

     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.14.

     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

     4.01 Conditions to Effectiveness and Initial Credit Extension. The effectiveness of this Agreement and the obligation of each Lender to make its initial Credit Extension hereunder are subject to satisfaction of the following conditions precedent:

     (a) Unless waived by all the Lenders (or by the Administrative Agent with respect to immaterial matters or items specified in clause (iv) below with respect to which the Borrower has given assurances satisfactory to the Administrative Agent that such items shall be delivered promptly following the Closing Date), the Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (or, in the case of the opinion of counsel, by such counsel), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date acceptable to the Administrative Agent) and each in form and substance satisfactory to the Administrative Agent, the Lenders and their respective legal counsel:

     (i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

     (ii) if requested by a Lender, a Note executed by the Borrower in favor of such Lender, such Note to be in an original face amount equal to such Lender’s Commitment;

     (iii) such certificates respecting resolutions or other actions, incumbency certificates and/or other certificates (including specimen signatures) of Responsible Officers of each Loan Party as the Administrative Agent or any Lender may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

     (iv) such evidence as the Administrative Agent and/or any Lender may require to verify that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of each Loan Party’s Organization Documents, certificates of good standing and qualification to engage in business and tax clearance certificates; provided that, to the extent that any of the tax clearance certificates required under this sub-paragraph (iv) have not been received by the Borrower prior to the Closing Date, the Borrower shall only be required to deliver such tax clearance certificates in accordance with Section 6.14;

     (v) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect;

     (vi) an opinion of counsel to each Loan Party, addressing the matters set forth on Exhibit G, in form and substance satisfactory to the Administrative Agent;

     (vii) evidence satisfactory to the Administrative Agent of the termination in accordance with its terms of the commitments under the Existing Credit Agreement, and the repayment of all outstanding amounts thereunder, together with interest fees and other charges payable, provided that, upon execution of this Agreement, each Lender hereto that is a party to the Existing Credit Agreement waives the notice provision for early termination of the Existing Credit Agreement set forth in Section 2.06 thereunder; and

     (viii) such other assurances, certificates, documents, consents, approvals, materials or opinions as the Administrative Agent, the L/C Issuer or any Lender reasonably may require.

     (b) Any fees required to be paid on or before the Closing Date shall have been paid.

     (c) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of reasonable Attorney Costs as shall constitute its reasonable estimate of such Attorney Costs incurred or to be incurred by it through the closing proceedings, provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent.

     Notwithstanding anything to the contrary contained in this Section 4.01, neither this Agreement nor any of the other Loan Documents shall become effective or be binding on any party unless the preceding conditions have been satisfied (or waived, as appropriate), on or before 5:00 p.m., on June 24, 2005.

     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Revolving Loan as the same Type) is subject to the following conditions precedent:

     (a) The representations and warranties of the Borrower contained in Article V, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

     (b) No Default or Event of Default shall exist or would result from such Credit Extension.

     (c) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

     (d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

     Each Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Revolving Loans as the same Type) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Administrative Agent and the Lenders that:

     5.01 Existence, Qualification and Power; Compliance with Laws. The Borrower and each of its Subsidiaries (a) is a corporation, partnership or limited liability company, duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in subsection (c) or (d) of this Section, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental
Authority to which such Person or its property is subject; or (c) violate any Law.

     5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting the rights of creditors, and subject to equitable principles of general application.

     5.05 Financial Statements; No Material Adverse Effect.

     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

     (b) The unaudited consolidated financial statements of the Borrower and its Subsidiaries, dated March 31, 2005, contained in the related quarterly report on Form 10-Q filed with the SEC (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and subject to ordinary, good faith year end audit adjustments; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

     (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

     (d) As of the Closing Date, there exists no Project Debt, other than as specifically identified on Schedule 5.05(d).

     5.06 Litigation. Except as specifically disclosed on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

     5.07 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to (a) any Senior Note Documents or (b) any Contractual Obligation that could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

     50.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Effective Date, the property of the Borrower and its Subsidiaries is not subject to any Lien, other than Liens permitted by Section 7.01 .

     5.09 Environmental Compliance.

     (a) The on-going operations of the Borrower and each of its Subsidiaries, after the Closing Date, comply in all respects with all Environmental Laws, except such non-compliance that would not result in liability in excess of $5,000,000 in the aggregate.

     (b) Except as specifically identified on Schedule 5.09, and except to the extent that noncompliance would not result in liability in excess of $1,000,000 in the aggregate, the Borrower and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits ”) necessary for their respective operations, and all such Environmental Permits are in good standing, and the Borrower and each of its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits.

     (c) Except as specifically identified on Schedule 5.09, none of the Borrower or any of its Subsidiaries or any of their present property or operations is subject to any outstanding written order from or agreement with any Governmental Authority or other Person, nor is subject to any judicial or docketed administrative proceeding respecting any Environmental Law, Environmental Claim or Hazardous Material.

     (d) There are no conditions or circumstances relating to any property of the Borrower or its Subsidiaries, or arising from operations of the Borrower or its Subsidiaries conducted prior to the Closing Date that, together with all other such conditions and circumstances relating to all other properties and operations, may give rise to Environmental Claims with a potential liability as to the Borrower and its Subsidiaries together in excess of $25,000,000 in the aggregate. Schedule 5.09 contains the Borrower’s good faith estimate of clean-up costs associated with hydrocarbon contamination at the properties described therein. Notwithstanding the foregoing, (i) neither the Borrower nor any of its Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws or (y) that are leaking or disposing of Hazardous Materials off-site, (ii) the Borrower and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under all applicable Environmental Laws, and (iii) no Hazardous Materials have been Released at, on or under any site, facility or vessel now or previously owned, operated or leased by the Borrower or any of its Subsidiaries that would have a Material Adverse Effect.

     (e) Except as specifically identified on Schedule 5.09, the Borrower has no knowledge of any oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and no site, facility or vessel now or previously owned, operated or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing on any federal or state list of sites requiring investigation or clean-up.

     5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries operate.

     5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

     5.12 ERISA Compliance.

     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401 (a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

     5.13 Subsidiaries.

     (a) As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (1) of Schedule 5.13(a), and those of whom the Borrower has notified the Administrative Agent in writing following the Closing Date pursuant to Section 2.15 and has no equity investments in any other corporation or entity (including GLC Ventures and Construction JV’s) other than those specifically disclosed in Part (2) of Schedule 5.13(a).

     (b) As of the Closing Date, there exist no Senior Note Guarantors, other than as listed on Schedule 5.13(b).

     5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

     (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

     (b) None of the Borrower, any Person controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

     5.15 Disclosure. The documents, certificates and written statements (including the Loan Documents) furnished to the Administrative Agent and the Lenders by the Borrower or any Subsidiary for use in connection with the transactions contemplated by this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to the Borrower in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading (it being recognized by the Administrative Agent and the Lenders that projections and forecasts provided to them by the Borrower are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results).

     5.16 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights ”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material employed or contemplated to be employed by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.16, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     5.17 Swap Contracts. The Borrower and its Subsidiaries have each voluntarily entered into each Swap Contract to which it is a party based upon its own independent assessment of its consolidated assets, liabilities and commitments in each case as an appropriate means of mitigating and managing risks associated with such matters.

     5.18 Labor Relations. There are no strikes, lockouts or other labor disputes against the Borrower or any of its Subsidiaries, or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Effect.

     5.19 Use of Proceeds. The Borrower shall use the proceeds of the Credit Extensions solely for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries not in contravention of any Loan Document or any Law.

     5.20 Solvency. The Borrower is and shall continue to be, and shall cause each of its Subsidiaries to be, Solvent.

     5.21 Unrestricted Subsidiary Matters. Except as specifically identified in Schedule 5.21:

     (a) As of the Closing Date, none of the Borrower or any of its Restricted Subsidiaries is party to any Contractual Obligation pursuant to which cash, deposit balances or investments of the Borrower or any of its Restricted Subsidiaries are pooled or otherwise commingled with similar assets of any Unrestricted Subsidiary.

     (b) As of the Closing Date, there is no employee stock option plan or employee stock purchase plan of the Borrower that extends to employees of any Unrestricted Subsidiary.

     (c) As of the Closing Date, none of the Unrestricted Subsidiaries directly or indirectly own capital stock in the Borrower or have any right to purchase, redeem or otherwise acquire capital stock in the Borrower.

     5.22 Burdensome Agreements. Except as specifically identified in Schedule 5.22, as of the Closing Date neither the Borrower nor any of its Restricted Subsidiaries is party or subject to (i) any Contractual Obligation that limits the ability of any Restricted Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, (ii) any employment contracts or other arrangements with officers, directors or employees having terms, including salaries, benefits and other compensation, that are materially different from those previously entered into by it in the Ordinary Course of Business, or (iii) any Contractual Obligation that directly or indirectly prohibits the Borrower or any of its Restricted Subsidiaries from granting any Lien on property or assets of such Persons.

ARTICLE VI.
AFFIRMATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

     6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower: (i) (A) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders (the “Auditor”), which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications or exceptions not reasonably acceptable to the Required Lenders or (B) an SEC Form 10-K for the Borrower (excluding the exhibits thereto) relating to such fiscal year; (ii) the report(s) of management on the Borrower’s internal control over financial reporting pursuant to Items 308(a) and 308(c) of Regulation S-K promulgated under the Exchange Act, and the Auditor’s report assessing the Borrower’s internal control over financial reporting as filed with the SEC on Form 10-K for the Borrower (and prepared in accordance with Auditing Standard No. 2 of the Public Company Accounting Oversight Board as may be amended from time to time); and (iii) provided Wilder is an Unrestricted Subsidiary as of the end of such fiscal year, a consolidated balance sheet of Wilder as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications or exceptions not reasonably acceptable to the Required Lenders; and

     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower: (i) (A) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; or (B) an SEC Form 10-Q for the Borrower (excluding the exhibits thereto) relating to such fiscal quarter; and (ii) provided Wilder is an Unrestricted Subsidiary as of the end of such fiscal quarter, a consolidated balance sheet of Wilder as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Wilder’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Wilder on a consolidated basis in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

     6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

     (a) concurrently with the delivery of the financial statements referred to in Section 6.01 (a) (unless included in the applicable SEC Form 10-K), a certificate of its independent certified public accountants certifying such financial statements;

     (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

     (c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

     (d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time request.

     Reports required to be delivered pursuant to Section 6.01(a)(i) or (b)(i) or Section 6.02(b) shall be deemed to have been delivered on the date on which the Borrower posts such reports on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 or when such report is posted on the SEC’s website at www.sec.gov; provided that (x) the Borrower shall deliver electronic copies via electronic mail or paper copies of such reports to the Administrative Agent or any Lender who requests the Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Lender, (y) the Borrower shall notify by electronic copies via electronic mail or paper copies via facsimile the Administrative Agent and each Lender of the posting of any such reports, and (z) in every instance, the Borrower shall provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall not have any obligation to request the delivery or to maintain copies of the reports referred to above (and, in any event, the Administrative Agent shall not have any responsibility to monitor compliance by the Borrower with any such request for delivery), and each Lender shall be solely responsible for requesting delivery to it, or maintaining its copies, of such reports.

     BAS and/or Bank of America will make available Information and Projections (collectively, the “Borrower Materials”) to the proposed syndicate of Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and none of the proposed Lenders will be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). No Borrower materials are to be made available to Public Lenders, all Borrower Materials shall be treated as private and may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws, and BAS and Bank of America shall treat all Borrower Materials as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

     6.03 Notices. Promptly notify the Administrative Agent and each Lender:

     (a) of the occurrence of any Default or Event of Default;

     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

     (c) of any litigation, investigation or proceeding affecting any Loan Party (i) in which the amount of damages claimed and not fully covered by insurance equals or exceeds $7,500,000 (or its equivalent in another currency or currencies), or in which injunctive relief or similar relief is sought, which relief, if granted, could reasonably be expected to have a Material Adverse Effect or (ii) within four days after reporting the same to the SEC if the Borrower is required to report the same to such entity under applicable Law;

     (d) of the occurrence of any ERISA Event;

     (e) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

     (f) of the Auditor’s determination (in connection with its preparation of its report as delivered under Section 6.01(a)(ii)) or the Borrower’s determination of the occurrence or existence of any Internal Control Event at any time;

     (g) within ten (10) Business Days after the date of such occurrence, (i) if any Subsidiary or other Person shall become a Material Subsidiary of the Borrower, or (ii) if the total revenues or total assets of all Non-Guarantor Subsidiaries shall at any time together exceed 20% of the total revenues or total assets, as the case may be, of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis, or (iii) if any Unrestricted Subsidiary shall cease to be such or any Person shall become an Unrestricted Subsidiary, or (iv) if any Subsidiary shall become a Senior Note Guarantor; for purposes of this Section 6.03(g), the date of such an occurrence or circumstance shall be the first to occur of either the closing of a transaction that triggers such an occurrence or circumstance or the Borrower files or is required to file with the SEC a Form 8K, 10K or 10Q report or is required to deliver financial statements under Section 6.01 reflecting such an occurrence or circumstance;

     (h) if applicable, upon the request from time to time of the Administrative Agent, of the Swap Termination Values, together with a description of the method by which such values were determined, relating to any Swap Contracts then outstanding to which the Borrower or any of its Subsidiaries is a party;

     (i) upon becoming aware thereof, of any labor controversy resulting in or threatening to result in, any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Borrower or any Subsidiary that would materially impact the operations of the Borrower or any Subsidiary; and

     (j) upon, but in no event later than ten days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions involving a potential liability in excess of $15,000,000 in the aggregate instituted, completed or threatened against the Borrower or any Subsidiary or any of their properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims involving the Borrower or a Subsidiary with a potential liability in excess of $15,000,000 in the aggregate, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Borrower or any Subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws and involving a potential liability in excess of $15,000,000 in the aggregate.

     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

     6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     6.05 Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in a transaction permitted by Section 7.04 or 7.05; and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

     6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

     6.09 Books and Records.

     (a) Maintain (i) proper financial records in conformity with GAAP and presented fairly in all material respects, and (ii) properly, all other books and records, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and

     (b) maintain all books of record and accounts in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

     6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

     6.11 Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan which is qualified under Section 401 (a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

     6.12 Environmental Laws.

     (a) The Borrower shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its property in compliance in all material respects with all Environmental Laws, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

     (b) Upon written request of the Administrative Agent or any Lender, the Borrower shall submit and cause each of its Subsidiaries to submit, to the Administrative Agent and such Lender, at the Borrower’s sole cost and expense and at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 6.03(i) and any other environmental, health or safety compliance obligation, remedial obligation or liability, that could, individually or in the aggregate, result in liability in excess of $10,000,000.

     6.13 Use of Proceeds. Use the proceeds of the Credit Extensions solely for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries not in contravention of any Law or of any Loan Document.

     6.14 Tax Clearance Certificates. On or before the date that is 30 calendar days following the Closing Date, the Borrower shall provide to the Administrative Agent all tax clearance certificates not delivered to the Administrative Agent under Section 4.01(a)(iv) and permitted by such section to be delivered under this Section 6.14; provided that, if the Borrower is unable to deliver any such certificate by virtue of a delay in the ability of any applicable Governmental Authority to provide such certificate in the ordinary course (and not by virtue of any Loan Party not being in tax good standing) and the Borrower has provided to the

Administrative Agent reasonable evidence of such inability, then the Borrower shall have such additional time to deliver such certificate(s) as the Administrative Agent shall reasonably determine.

     6.15 Internal Control Events. Upon notification from the Administrative Agent to the Borrower that the Required Lenders require remediation of any Internal Control Event of which they have received notice pursuant to Section 6.03(f) or as reported in any report delivered pursuant to Section 6.01(a)(ii) and for which a disclosure pursuant to Item 308(c) of Regulation S-K promulgated under the Exchange Act describing appropriate corrective action did not take place, remediate or cause to be remediated such Internal Control Event, and to test and confirm such remediation, not later than the end of the time period reasonably agreed by the Required Lenders with the Borrower as necessary for such remediation (the “Remediation Period”). It is understood that the Remediation Period will require a sufficient period of time to permit testing required by the relevant Securities Laws.

ARTICLE VII.
NEGATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary (or, in the case of Sections 7.08, 7.09, and 7.10, permit any Subsidiary) to, directly or indirectly:

     7.01 Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following.

     (a) Liens pursuant to any Loan Document;

     (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

     (d) carriers’, landlords’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business in respect of the Borrower and its Restricted Subsidiaries, which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

     (e) pledges or deposits in the Ordinary Course of Business in connection with obligations of the Borrower or its Restricted Subsidiaries arising under workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

     (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred by the Borrower or its Restricted Subsidiaries in the Ordinary Course of Business, provided that all such deposits in the aggregate could not reasonably be expected to result in a Material Adverse Effect;

     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

     (h) Liens securing or arising from judgments, decrees or attachments in respect of the Borrower and its Restricted Subsidiaries, in circumstances not constituting an Event of Default under Section 8.01(h);

     (i) Liens securing Indebtedness of the Borrower or its Restricted Subsidiaries permitted under Section 7.03(d), provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness; (ii) such Liens attach to the subject property within 30 days after the acquisition thereof and (iii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; or Liens on assets of any Project Debt Entity securing Indebtedness of such entity permitted under Section 7.03(i);

     (j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by the Borrower or its Restricted Subsidiaries;

     (k) Liens securing reimbursement obligations of the Borrower or its Restricted Subsidiaries with respect to commercial letters of credit obtained in the Ordinary Course of Business and not prohibited hereby, provided that such Liens shall attach only to documents or other property relating to such letters of credit and products and proceeds thereof;

     (l) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution; and

     (m) Liens not otherwise permitted hereunder securing Indebtedness not in excess of $15,000,000 at any time.

     7.02 Investments. Make any Investments, except:

     (a) Investments, other than those permitted by subsections (b) through (j), that are existing on the date hereof and listed on Schedule 7.02(a);

     (b) Investments held by the Borrower or any of its Restricted Subsidiaries (i) in the form of cash and cash equivalents, and (ii) Investments permitted under the Borrower’s investment policy attached hereto as Schedule 7.02(b), other than Investments of any type requiring any special or further approval under such policy;

     (c) Investments consisting of extensions of credit by the Borrower to any of its wholly-owned Restricted Subsidiaries, or by any of its wholly-owned Restricted Subsidiaries to the Borrower or to another of its wholly-owned Restricted Subsidiaries;

     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

     (e) Guaranty Obligations permitted by Section 7.03;

     (f) Investments resulting by virtue of transactions otherwise permitted by Section 7.07;

     (g) Investments (including Construction JV Investments) by any Land Development Company, or any Subsidiary thereof, in an aggregate amount not to exceed for all such Investments and entities together at any time, $35,000,000;

     (h) Investments in the equity of any Restricted Subsidiary, or the capital stock, assets, obligations or other securities of or interests in any other Person (other than an Unrestricted Subsidiary); in an aggregate amount for all such Investments together not to exceed at any time $150,000,000;

     (i) Construction JV Investments arising in the Ordinary Course of Business in an aggregate amount for all such Investments together not to exceed at any time $100,000,000; and

     (j) Investments in Unrestricted Subsidiaries existing on the Closing Date and set forth on Schedule 7.02(j), and additional equity Investments in Unrestricted Subsidiaries entered into or incurred after the Closing Date not to exceed in the aggregate for all such additional equity Investments the lesser of (i) $35,000,000 and (ii) the minimum amount required in order to increase the Borrower’s share of total outstanding equity securities of Wilder from the level existing on the Closing Date to 100%.

     7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

     (a) Indebtedness under the Loan Documents;

     (b) Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

     (c) obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or arising under any Swap Contract entered into by such Person (or in respect of any Guaranty Obligation of any such Person to the extent supporting obligations arising under Swap Contracts to which the Borrower or any Restricted Subsidiary is party), provided that (i) such Swap Contract obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non- defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

     (d) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money Indebtedness for fixed or capital assets acquired by the Borrower or any Restricted Subsidiary; provided that the aggregate principal amount of (i) all purchase money Indebtedness for fixed or capital assets that may be incurred by the Borrower or any of its then- existing Restricted Subsidiaries in any fiscal year of the Borrower shall not exceed $25,000,000; (ii) all Indebtedness in respect of capital leases and Synthetic Lease Obligations to finance the acquisition of fixed or capital assets incurred by the Borrower or any of its Restricted Subsidiaries in any fiscal year of the Borrower shall not exceed $25,000,000; and (iii) all Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money Indebtedness for fixed or capital assets of Persons immediately prior to such Persons becoming Restricted Subsidiaries or being merged with or into (or otherwise becoming acquired by) the Borrower or any of its Restricted Subsidiaries following the Closing Date shall not exceed an amount equal to $50,000,000; provided that none of such Indebtedness was incurred in anticipation of any such merger or acquisition;

     (e) Indebtedness arising as a consequence of Investments permitted pursuant to Section 7.02(c);

     (f) Indebtedness in respect of (i) letters of credit (other than Letters of Credit) issued solely for the account and benefit of the Borrower or any Restricted Subsidiary in the Ordinary Course of Business in an aggregate outstanding amount not to exceed at any time an amount equal to $25,000,000; and (ii) the obligation of a subcontractor of the Borrower or its Restricted Subsidiaries on a construction project, provided that the Borrower or such Subsidiary determines in good faith that such financial arrangement best serves the Borrower’s or such Subsidiary’s financial interests;

     (g) Indebtedness incurred in the Ordinary Course of Business in connection with (i) securing the performance of bids, trade contracts (other than for borrowed money), and statutory obligations, in each case, solely for the account and benefit of the Borrower, its Subsidiaries, any GLC Venture or Construction JV, (ii) obligations on surety and appeal bonds solely for the account and benefit of the Borrower, its Subsidiaries, any GLC Venture or Construction JV, (other than in relation to borrowed money debt), and (iii) other obligations of a like nature incurred in the Ordinary Course of Business solely for the account and benefit of the Borrower, its Subsidiaries, any GLC Venture or Construction JV, (other than in relation to borrowed money debt), in each of the foregoing cases to the extent not otherwise prohibited by the terms of any Loan Document;

     (h) Indebtedness (other than Guaranty Obligations as to which an Unrestricted Subsidiary is the primary obligor and other than Indebtedness incurred for the benefit of an Unrestricted Subsidiary), comprised solely of (i) the outstanding principal amount of obligations, whether current or long-term, for borrowed money and all obligations evidenced by bonds (other than performance, surety and appeal bonds), debentures, notes, loan agreements or other similar instruments, (ii) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, or (iii) without duplication, Guaranty Obligations (other than Guaranty Obligations as to which an Unrestricted Subsidiary is the primary obligor) with respect to Indebtedness of the types specified in the immediately preceding clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $100,000,000 at any time; provided that no such Indebtedness shall be permitted under this clause (h) if such Indebtedness represents Indebtedness of any co-joint venturer in any Joint Venture, to which the Borrower or any Subsidiary is a party, that is assumed by the Borrower or any Subsidiary, if such Indebtedness was not originally incurred by such co joint venturer in connection with (and relate solely to) the subject Joint Venture; and

     (i) Project Debt.

     7.04 Fundamental Changes. Merge, consolidate with or into, or convey, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or enter into any Joint Venture, except that, so long as no Default or Event of Default exists at the time or would occur as a result thereof:

     (a) any Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, (ii) any one or more Restricted Subsidiaries, provided that, when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, or (iii) any other Person (other than an Unrestricted Subsidiary), provided that the Restricted Subsidiary shall be the continuing or surviving Person or immediately upon such merger, consolidation or combination, the surviving Person shall be a wholly-owned Restricted Subsidiary of the Borrower;

     (b) any Restricted Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to another Restricted Subsidiary; provided that if the seller in such a transaction is a wholly-owned Subsidiary, then the purchaser must either be the Borrower or a wholly-owned Subsidiary;

     (c) the Borrower may merge, consolidate or combine with another entity if the Borrower is the corporation surviving the merger; and

     (d) the Borrower and its Restricted Subsidiaries may enter into any GLC Venture or Construction JV in the Ordinary Course of Business, subject to compliance with all other terms and provisions hereof.

     7.05 Dispositions. Sell, lease or make any Disposition or enter into any agreement to make any Disposition, except:

     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the Ordinary Course of Business to Persons;

     (b) Dispositions of inventory in the Ordinary Course of Business;

     (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property for use in the Ordinary Course of Business, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property for use in the Ordinary Course of Business or (iii) the board of directors or senior management of the Borrower or such Subsidiary has determined in good faith that the failure to replace such property will not be detrimental to the business of the Borrower or such Subsidiary;

     (d) Dispositions of property by any Restricted Subsidiary to the Borrower or to a wholly-owned Restricted Subsidiary of the Borrower;

     (e) Dispositions comprising transactions expressly permitted by Section 7.04(a) through

     (f) non-exclusive licenses of IP Rights in the Ordinary Course of Business and substantially consistent with past practice for terms not exceeding five years; and

     (g) other Dispositions to Persons other than an Unrestricted Subsidiary of property (other than accounts and notes receivable) not described in subsections (a) through (f) of this Section 7.05; provided (i) no Default or Event of Default exists at the time or would occur as a result thereof, and (ii) the aggregate consideration from such Dispositions received by the Borrower and its Restricted Subsidiaries, including aggregate cash received and the aggregate fair market value of non-cash property received, shall not exceed 5% of the total assets of the Borrower and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP) as of the end of the Borrower’s most recently ended fiscal year;

provided that any Disposition pursuant to subsections (a) through (g) of this Section 7.05 shall be for fair market value.

     7.06 Lease Obligations. Create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except:

     (a) leases in existence on the date hereof and listed on Schedule 7.06, and any renewal, extension or refinancing thereof;

     (b) operating leases (other than those constituting Synthetic Lease Obligations) entered into or assumed by the Borrower or any Restricted Subsidiary after the date hereof in the Ordinary Course of Business with or from Persons other than an Unrestricted Subsidiary;

     (c) leases in connection with any sale-leaseback arrangement entered into with any Person other than an Unrestricted Subsidiary and otherwise permitted hereby; and

     (d) capital leases and Synthetic Lease Obligations entered into with any Person other than an Unrestricted Subsidiary and to the extent permitted by Section 7.03(d).

     7.07 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment (including, but not limited to, dividends, redemptions and repurchases of common stock), or incur any obligation (contingent or otherwise) to do so, except that:

     (a) each Subsidiary may make Restricted Payments to the Borrower and to wholly- owned Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner (other than an Unrestricted Subsidiary) of capital stock of such Subsidiary on a pro rata basis based on their relative ownership interests);

     (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock of such Person;

     (c) so long as no Default or Event of Default exists or would result by virtue thereof, the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock;

     (d) so long as no Default or Event of Default exists or would result by virtue thereof, the Borrower may purchase, redeem or otherwise acquire shares of common stock for cash in order to contribute such shares to the Borrower’s employee stock ownership plan, provided the aggregate amount paid by the Borrower in connection with such transactions does not exceed in any fiscal year an amount equal to 15% of plan compensation (as such term is interpreted for purposes of Section 401(a)(17) of the Code) paid by the Borrower in such fiscal year, and such shares are promptly so contributed;

     (e) so long as no Default or Event of Default exists or would result by virtue thereof, the Borrower may purchase, redeem or otherwise acquire, other than, directly or indirectly, from an Unrestricted Subsidiary shares of its capital stock, or warrants, rights or options to acquire any such shares for cash in an aggregate amount not to exceed $50,000,000 computed on a cumulative basis during the term of this Agreement; and

     (f) so long as no Default or Event of Default exists or would result by virtue thereof, the Borrower may declare and make dividend payments in cash.

     7.08 ERISA. At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, could reasonably be expected to have a Material Adverse Effect.

     7.09 Change in Nature of Business or in Structure.

     (a) Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof;

     (b) Except as otherwise permitted under Section 7.04, make any change in the Borrower’s capital structure (including in the terms of its outstanding capital stock) or amend its certificate of incorporation or bylaws if, as a result, there would be a reasonable likelihood of the occurrence of a Material Adverse Effect; or

     (c) Engage in any transaction not in the Ordinary Course of Business and pursuant to arm’s-length negotiations with any Unrestricted Subsidiary.

     7.10 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder.

     7.11 Burdensome Agreements.

     (a) Restricted Payment Prohibitions. Enter into, assume or suffer to exist any Contractual Obligation that limits the ability of any Restricted Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower;

     (b) Employment Contracts. Enter into, assume or suffer to exist any employment contracts or other arrangements with officers, directors or employees having terms, including salaries, benefits and other compensation, that differs in any material respect from those previously entered into by it in the Ordinary Course of Business; or

     (c) Other Negative Pledges. Enter into, assume or otherwise become subject to any Contractual Obligation that directly or indirectly prohibits the Borrower or any of its Restricted Subsidiaries from granting any Lien on property or assets of such Persons, provided that the Borrower and its Restricted Subsidiaries may enter into, assume or otherwise become subject to any such Contractual Obligation solely to the extent (i) incurred pursuant to the acquisition by such Persons of businesses, properties or assets of other Persons otherwise permitted hereunder if such restrictions affect only such businesses, assets and property so acquired, and are not entered into in contemplation of such acquisition, (ii) pursuant to a transaction creating Liens permitted by Section 7.01(i), provided such restriction is limited to the assets or properties subject to such Liens, or (iii) incurred pursuant to the issuance of senior notes otherwise permitted hereunder pursuant to any note purchase agreement containing negative pledge provisions not more restrictive than that certain Note Purchase Agreement dated as of May 1, 2001, by and among the Borrower and the purchasers named therein in respect of $75,000,000 6.96% Senior Notes due May 1, 2013.

     7.12 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB), to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, or to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act, or (b) for the benefit of an Unrestricted Subsidiary.

     7.13 Financial Covenants.

     (a) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than the sum of (a) an amount equal to 85% of the Consolidated Tangible Net Worth as of date of the Audited Financial Statements plus (b) an amount equal to 50% of the Consolidated Net Income earned in each fiscal quarter ending after the date of the Audited Financial Statements (with no deduction for a net loss in any such fiscal quarter) plus (c) an amount equal to 50% of the aggregate increases in Consolidated Stockholders’ Equity after such date by reason of the issuance and sale of capital stock of the Borrower.

     (b) Interest Coverage Ratio. Permit the Interest Coverage Ratio, as of the last day of any fiscal quarter of the Borrower, to be less than 4.00 to 1.00.

     (c) Leverage Ratio. Permit the Leverage Ratio as of the last day of any fiscal quarter of the Borrower to be greater than 2.50 to 1.00.

     7.14 Unrestricted Subsidiary Matters. (a) Enter into, assume or otherwise become subject to any Contractual Obligation pursuant to which cash, deposit balances or investments of the Borrower or any of its Restricted Subsidiaries are pooled or otherwise commingled with similar assets of any Unrestricted Subsidiary.

     (b) Permit any employee stock option plan or employee stock purchase plan of the Borrower to extend to employees of any Unrestricted Subsidiary, other than on the same terms and conditions as made available to employees of comparable position and seniority of the Borrower and Subsidiaries other than Unrestricted Subsidiaries.

     (c) Permit any Unrestricted Subsidiary directly or indirectly to own capital stock in the Borrower.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

     8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

     (a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any commitment, utilization or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.12, 6.13 or 6.14, or Article VII; or

     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

     (d) Representations and Warranties. Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith proves to have been incorrect when made or deemed made; or

     (e) Cross-Default. (i) The Borrower, any Material Subsidiary, any Material Unrestricted Subsidiary, or any Guarantor (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Material Subsidiary or any Guarantor is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower, any Material Subsidiary, any Material Unrestricted Subsidiary or any Guarantor is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Person as a result thereof is greater than $10,000,000; or

     (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

     (h) Judgments. There is entered against any Loan Party or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $7,500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any non-monetary final judgment that has, or could reasonably be expected to have, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the $5,000,000; or

     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

     (k) Loss of Material Licenses, Permits or Intellectual Property. There occurs any of the following events the result of which has, or could reasonably be expected to have, a Material Adverse Effect: (i) any Governmental Authority revokes or fails to renew any license, permit or franchise of the Borrower or any of its Subsidiaries, (ii) the Borrower or any of its Subsidiaries for any reason loses any license, permit or franchise, or (iii) the Borrower or any of its Subsidiaries suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any license, permit or franchise; or

     (l) Change of Control. There occurs any Change of Control; or

     (m) Material Adverse Effect. There occurs any event or circumstance that has a Material Adverse Effect.

     8.02 Remedies Upon Event of Default. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

     (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided that, upon the occurrence of any event specified in subsection (f) of Section 8.01, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, all payment obligations under the Guaranty of each Guarantor shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.
ADMINISTRATIVE AGENT

     9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative

Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

     9.10 Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X.
GENERAL PROVISIONS

     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of the Pricing Level Leverage Ratio that would result in a reduction of any interest rate on any Loan without the written consent of each Lender directly affected thereby; provided,  however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

     (e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

     (f) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

     (g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

     (h) release any Guarantor from the Guaranty without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

     10.02 Notices; Effectiveness; Electronic Communication.

     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

          (i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

          (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the

Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

     10.3 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     10.4 Expenses; Indemnity; Damage Waiver.

     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

     (b) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(e).

     (c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

     (d) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

     (e) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

     10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless, each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indenmitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Loan Party, any Affiliate of any Loan Party or any of their respective officers or directors arising out of or relating to the Loan Documents, any predecessor loan documents, any Commitment, the use or contemplated use of the proceeds of any Credit Extension, or the relationship of any Loan Party, the Administrative Agent and the Lenders under this Agreement or any other Loan Document, (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee arising out of or relating to the Loan Documents, any predecessor loan documents, any Commitment, the use or contemplated use of the proceeds of any Credit Extension, or the relationship of any Loan Party, the Administrative

Agent and the Lenders under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any claim determined in a final, nonappealable judgment by a court of competent jurisdiction to have been caused primarily by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, IntraLinks or other similar information transmission systems in connection with this Agreement. All amounts due under this Section 10.05 shall be paid within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the replacement, satisfaction or discharge of all the Other Obligations.

     10.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

     10.07 Successors and Assigns.

     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

     (iii) any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

     (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.07, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such

Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

     (e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

     (h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America or any other Lender that is at such time an L/C Issuer assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America or such other L/C Issuer may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) with respect to Bank of America, upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder (subject to the limit of three L/C Issuers set forth in the definition of such term); provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or such other L/C Issuer as L/C Issuer or, in the case of Bank of America, as Swing Line Lender, as the case may be. If Bank of America or such other L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession and issued by Bank of America or such other retiring L/C Issuer, or make other arrangements satisfactory to Bank of America or such other retiring L/C Issuer to effectively assume the obligations of Bank of America or such other retiring L/C Issuer with respect to such Letters of Credit.

     10.08 Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

     10.09 Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

     10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

     10.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

     10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.14 Removal and Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by (which such consents shall not be unreasonably withheld), Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b);

     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

     (d) such assignment does not conflict with applicable Laws.

     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     10.15 Governing Law; Jurisdiction; Etc.

     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

     (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN THE CITY AND COUNTY OF SAN FRANCISCO AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

     (c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

     10.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     10.17 Time of the Essence. Time is of the essence of the Loan Documents.

     10.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

     10.19 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

GRANITE CONSTRUCTION INCORPORATED
a Delaware corporation, as the Borrower

By:	/s/ William G. Dorey

William G. Dorey Chief Executive Officer

By:	/s/ William E. Barton

William E. Barton
Chief Financial Officer

Granite Construction Incorporated
Credit Agreement
Signature Pages

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Brenda H. Little

Name:	Brenda H. Little
Title:	Assistant Vice President

Granite Construction Incorporated
Credit Agreement
Signature Pages

BANK OF AMERICA, N.A., as a Lender and
as L/C Issuer

By:	/s/ Robert W. Troutman

Name:	Robert W. Troutman
Title:	Managing Director

Granite Construction Incorporated
Credit Agreement
Signature Pages

BNP PARIBAS

By:	/s/ Katherine Wolfe

Katherine Wolfe
Director

By:	/s/ Sandy Bertram

Sandy Bertram
Vice President

Granite Construction Incorporated
Credit Agreement
Signature Pages

HARRIS, N.A.

By:	/s/ Joann L. Holman

Name:	Joann L. Holman
Title:	Director

Granite Construction Incorporated
Credit Agreement
Signature Pages

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Matt Tanzi

Name:	Matt Tanzi
Title:	Vice President

Granite Construction Incorporated
Credit Agreement
Signature Pages

U. S. Bank, N.A.

By:	/s/ R. Michael Law

Name:	R. Michael Law
Title:	Senior Vice President

Granite Construction Incorporated
Credit Agreement
Signature Pages

COMERICA BANK

By:	/s/ Elise M. Walker

Name:	Elise M. Walker
Title:	Vice President

Granite Construction Incorporated
Credit Agreement
Signature Pages

GRANITE CONSTRUCTION INCORPORATED
Schedule 1.01 (e)
EXISTING LETTERS OF CREDIT

L/C NO.	ORIGINAL ISSUE DATE	BENEFICIARY	EXPIRY DATE	Face amount as of 06/24/05
1171	6/29/1996	State of California	3/15/2006	$220,000.00
		Self Insurance Plans

3071456	11/3/2004	Valley Forge Insurance Co	10/1/2005	4,500,000.00
		Silica-related public liab

3014438	12/17/1998	City of Patterson	2/4/2006	200,000.00
		C&G work - warranty

				$4,920,000.00

Sch. 1.01 (e)

GRANITE CONSTRUCTION INCORPORATED
Schedule 1.01 (g)
Guarantors

Granite Construction Company, a California corporation
Granite Land Company, a California corporation
Intermountain Slurry Seal, a Wyoming corporation
Pozzolan Products Company (dba Garco Testing), a Utah corporation
GILC, a California Limited Partnership
Granite Halmar Construction Company, Inc., a New York corporation

Sch. 1.01 (g)

\

Schedule 1.01(m)

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as practicable thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent as the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01
100 - (A+C)	per cent per annum

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01
300	per cent per annum

Sch.- l.0l(m)

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.I Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

Sch.- l.0l(m)

7.	If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender’s Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3. 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any

Sch.- l.0l(m)

requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Sch.-l.0l(m)

Schedule 2.01

COMMITMENTS AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$32,500,000.00	21.666666667%
BNP Paribas	25,000,000.00	16.666666667%
Harris N.A.	25,000,000.00	16.666666667%
Union Bank of California, N.A.	25,000,000.00	16.666666667%
US Bank, N.A.	25,000,000.00	16.666666666%
Comerica Bank	17.500.000.00	11.666666666%

Total	$150,000,000.00	100.000000000%

Sch. 2.01

GRANITE CONSTRUCTION INCORPORATED
Schdule 5.05 (d)
PROJECT DEBT

Entity's Name	Payee	Interest	Terms	Maturity	Balance as of
		Rate			04/30/05
Presidio Vista l, Ltd	Dell USA, L.P., a Texas limited pship	7.50%	Interest only, payable semi-annually, principal due at maturity	02/11/08	$4,003.877
Presidio Vista l, Ltd	Guy Bob Buschman	7.50%	Interest only, payable semi-annually, principal due at maturity	03/17/08	2,336,530
GEM1, LLC	Washington Federal Savings	6.75%	Interest only, payable monthly, principal due at maturity	03/31/06	2,382,379
GEM1, LLC	Washington Federal Savings	6.75%	Interest only, payable monthly, principal due at maturity	10/15/06	3,407,338
VAC, LLC	Washington Mutual Bank, FA	4.44%	Monthly principal and interest	03/01/34	6,788,039
Vista Crossroads I, Ltd	Texas State Bank	6.75%	Interest only, payable monthly, principal due at maturity	10/01/07	3,500,000
Subtotal, Consolidated Entities Project Debt					$22,418.163

Highpoint Oaks, Ltd.	Coppermark Bank	6.75%	Interest only, payable monthly, principal due at maturity	09/30/06	$4,126,064
Phase 1 Regional Park Limited Pship	City of Sacramento	6.15%	Semi-annual principal and interest	09/01/26	8,228,125
Phase 1 Regional Park Limited Pship	GE Capital Business Asset Fund	8.15%	30 year amortization, balloon 08/01/2010	08/01/10	18,264,349
Phase 1 Regional Park Limited Pship	Northwestern Mutual Life Insurance	7.25%	25 year amortization, balloon 03/01/2021	03/01/21	17,282.840
Phase 1 Regional Park Limited Pship	Sacramento City Employee Retirement	7.30%	25 year amortization, balloon 09/01/2008	09/01/08	10.793.182

Subtotal, Nonconsolidated Limited Partnerships Project Debt					$58,694,560

Total debt, GLC Investees					$81,112,723

Sch. 5.05(d)

GRANITE CONSTRUCTION INCORPORATED

Schedule 5.06
LITIGATION

USA ex rel Maxfield & Peterson v. Wasatch, Granite Construction Company, et al.,
Case No. 2:99CV-0040-PGC

Granite Construction Company, as a member of a joint venture, Wasatch Constructors, is among a number of construction companies and the Utah Department of Transportation that were named in a lawsuit filed in the United States District Court for the District of Utah. The plaintiffs are two independent contractor truckers who filed the lawsuit on behalf of the United States under the federal False Claims Act seeking to recover damages and civil penalties in excess of $46.4 million.

Among other things, the plaintiffs allege that certain defendants, who were subcontractors to Wasatch, defrauded the Government by charging Wasatch for dirt and fill material they did not provide and that Wasatch and UDOT knowingly paid for such excess material. The plaintiffs also allege that Wasatch committed certain other acts including providing substandard workmanship and materials; failure to comply with clean air and clean water standards and the filing of false certifications regarding its entitlement to the payment of bonuses.

The original complaint was filed in January 1999 and the Third Amended Complaint was filed in February 2003. On May 30, 2003, Wasatch Constructors and the coordinated defendants filed their motion to dismiss the Third Amended Complaint. On December 23, 2003, the Court issued its order granting Wasatch Constructors and the coordinated defendants’ motion to dismiss the Third Amended Complaint but allowed the plaintiffs one last opportunity to amend their complaint. Plaintiffs’ Fourth Amended Complaint was filed on July 12, 2004. Granite believes that the allegations in the lawsuit are without merit and intends to defend them vigorously.

Campos, et al. v. Abraxives, Granite Construction Company, et al.,
Case No. RG04161759

Granite Construction Company is one of approximately one hundred defendants named in six California State Court lawsuits filed in 2004 where six plaintiffs have, by way of various causes of action, including strict product and market share liability, alleged personal injuries caused by exposure to silica products and related materials during plaintiffs’ use or association with sandblasting or grinding concrete. The plaintiffs in each lawsuit have categorized the defendants as equipment defendants, respirator defendants, premises defendants and sand defendants. Granite has been identified as a sand defendant, meaning a party that manufactured, supplied or distributed silica-containing products. Preliminary investigation reveals that Granite has not knowingly sold or distributed abrasive silica sand for sandblasting.

Eldredge v. Las Vegas Valley Water District and Granite Construction Company,
Case No. A419853

On June 23, 1998, Plaintiff sustained a personal injury while working in a trench clearing dirt around a broken Water District water line. Plaintiff filed a worker compensation claim against Granite at the time of the injury. On June 5, 2000, Plaintiff filed a complaint against the Water District alleging negligence. Approximately, three years later Granite was included in the lawsuit. The trial against only Granite began on May 23, 2005, and on May 27, 2005 the jury returned a general verdict on two causes of action (assault and battery and intentional infliction of emotional distress) in favor of Plaintiff and awarded damages against Granite in the amount of $8,900,000. On June 3, 2005, Plaintiff filed a Motion for Monetary Sanctions in the sum of $26,805,000. The motion alleges Granite attempted to hide, bribe, or intimidate witnesses. Granite is preparing the necessary post-trial motions for the court’s reconsideration of the judgment and amount of award and a response to the Motion for Monetary Sanctions. Granite intends to vigorously appeal the general verdict judgment and oppose the post-trial motion for sanctions.

Sch. 5.06

Granite Construction Incorporated
Schedule 5.09
Environmental Matters

Granite Construction in the normal course of business utilizes petroleum (hydrocarbon) products which may be considered hazardous materials when encountered at regulatory levels established by the Federal EPA or the Regional State EPA. The utilization of these asphalt products, diesel, and gasoline over the years of operations have the potential of creating exposure to environmental clean up requirements. All underground tanks meet current requirements. There are no pending governmental ordered clean up requirements. However, the following represents estimates based on construction industry housekeeping practices as encountered during our normal course of business. Except as indicated with an “ * ”, these costs do not represent actual identified exposures.

Locations	Description	Amount

San Jose, CA	Aboveground Tanks, Surface Spills	$10,000
Concord, CA	Aboveground Tanks, Surface Spills, AC Plant	35,000
Pleasanton, CA	AC Plant	10,000
Watsonville, CA	Aboveground Tanks, Surface Spills	35,000
Salinas, CA	Aboveground Tanks, Surface Spills, AC Plant	10,000
Felton, Ca	Aboveground Tanks, Surface Spills, AC Plant	100,000
Salinas, CA	Former Underground Storage Tanks	200,000
Bakersfield, CA	Aboveground Tanks, Surface Spills, AC Plant	250,000
Littlerock, CA	Aboveground Tanks, Surface Spills, AC Plant	25,000
Inyokern, CA	Aboveground Tanks, Surface Spills, AC Plant	25,000
Arvin, CA	Aboveground Tanks, Surface Spills, AC Plant	25,000
Coalinga, CA	Aboveground Tanks, Surface Spills, AC Plant	50,000
Los Banos, CA	AC Plant	10,000
Lee Vining, CA	Aboveground Tanks, Surface Spills, AC Plant	15,000
Bishop, CA	Aboveground Tanks, Surface Spills, AC Plant	15,000
Ducor, CA	Aboveground Tanks, Surface Spills, AC Plant	15,000
Tucson, AZ	Aboveground Tanks, Surface Spills	10,000
Huachuca City, AZ	Aboveground Tanks, Surface Spills, AC Plant	15,000
Marana, AZ	Aboveground Tanks, Surface Spills, AC Plant	15,000
Tucson, AZ	Aboveground Tanks, Surface Spills, AC Plant	25,000
Sparks, NV	Aboveground Tanks, Surface Spills, AC Plant	100,000
Carson City, NY	Aboveground Tanks, Surface Spills, AC Plant	10,000
Lockwood, NV	Aboveground Tanks, Surface Spills, AC Plant	50,000
West Haven, UT	Aboveground Tanks, Surface Spills, AC Plant	25,000
Salt City, UT	Aboveground Tanks, Surface Spills, Former AC Plant	250,000
Salt Lake City, UT	Aboveground Tanks, Surface Spills, AC Plant	150,000
Morgan County, UT	Aboveground Tanks, Surface Spills	10,000
Salt Lake City, UT	Aboveground Tanks, Surface Spills	50,000
Wasatch County, UT	Aboveground Tanks, Surface Spills, AC Plant	10,000
Sandy City, UT	Aboveground Tanks, Surface Spills, AC Plant	100,000
South Kearns, UT	Aboveground Tanks, Surface Spills, AC Plant	25,000
Ogden, UT	Former AC Plant	400,000
Salt Lake City, UT	Former AC Plant	20,000
North Ogden, UT	Old fill material	250,000
Sacramento, CA	Aboveground Tanks, Surface Spills, AC Plant	500,000
Rio Linda, CA	Aboveground Tanks, Surface Spills, AC Plant	50,000
Crescent City	Aboveground Tanks, Surface Spills, AC Plant	1 ,000,000
Ukiah, CA	Aboveground Tanks, Surface Spills, AC Plant	700,000
Longvale, CA	Aboveground Tanks, Surface Spills, AC Plant	350,000
Kelseyville, CA	Aboveground Tanks, Surface Spills, AC Plant	1,100,000
Arcata, CA	Aboveground Tanks, Surface Spills, AC Plant	250,000
City of Blue Lake, CA	Aboveground Tanks, Surface Spills	40,000
Santa Barbara, CA	Aboveground Tanks, Surface Spills	25,000
Buelton, CA	Aboveground Tanks, Surface Spills, AC Plant	50,000
Indio, CA	Aboveground Tanks, Surface Spills, AC Plant	25,000
29 Palms, CA	Aboveground Tanks, Surface Spills, AC Plant	15,000
El Centro, CA	Aboveground Tanks, Surface Spills, AC Plant	25,000
Tracy, CA	Aboveground Tanks, Surface Spills, AC Plant	25,000
French Camp, CA	Aboveground Tanks, Surface Spills, AC Plant, Old Fill	500,000
Lubbock, TX	Aboveground Tanks, Surface Spills, AC Plant	100,000
Lubbock, TX	Aboveground Tanks, Surface Spills	75,000
Lubbock, TX	Surface Spills	50,000
Tampa, FL	Surface Spills	75,000
Watsonville, CA	Former Underground Storage Tanks	35,000
Wappinger Falls, NY	Aboveground Tanks, Surface Spills	100,000

		$7,435,000

Sch. 5.09

Granite Construction Incorporated
Schedule 5.13(a) Part (1) and Part (2)
Subsidiaries and Other Equity Investments

As of 05/30/05

		Related Entity			GAAP
	Capital
Name	Structure	Name	Ownership	Position	(1)

Granite Construction Incorporated (“GCI”)	CCorp				C
Intermountain Slurry Seal, Inc.	CCorp	GCI	100.00%	investor	C
Pozzolan Products Company	CCorp	GCI	100.00%	investor	C
Wilcott Corporation	CCorp	GCI	100.00%	investor	C
GILC, Incorporated (“GILC”)	CCorp	GCI	100.00%	investor	C
		GCCo	99.00%	LP
GILC, LP	LP	GILC	1.00%	GP	C
Granite Construction International (“GCInt”)	CCorp	GCI	100.00%	investor	C
Granite Road Builders Ltd	LP	GCInt	100.00%	investor	C
Granite Construction Company (“GCCo”)	CCorp	GCI	100.00%	investor	C
Wilder Construction Company (“Wilder”)	CCorp	GCCo	75.00%	investor	C
Wilder Realty I, Inc.	CCorp	Wilder	100.00%	investor	C
Wilder Washington, Inc.	CCorp	Wilder	100.00%	investor	C
Axton Aggregate Partnership	GP	Wilder	50.00%	GP	E
Axton Aggregate Company	GP	Wilder	50.00%	GP	E
HLA / Wilder, a Joint Venture	JV	Wilder	55.00%	partner	E
Largo Properties, LLC	LLC	GCCo	33.30%	member	E
Riverside Motorsports Park, LLC	LLC	GCCo	2.50%	member	Cost
Thermwest Development, LLC	LLC	GCCo	9.8%	member	E
Brosamer/Granite, a Joint Venture	JV	GCCo	30.27%	managing	L
California Corridor Constructors, a Joint Venture	JV	GCCo	30.00%	partner	E
Granite Construction Company and J.D. Abrams, LP	JV	GCCo	62.00%	sponsor	C
Granite2/Sundt, a Joint Venture	JV	GCCo	65.00%	sponsor	E
Granite-Frontier Kemper, a Joint Venture	JV	GCCo	82.00%	sponsor	L
Granite-McCrossan	JV	GCCo	60.00%	managing	E
Granite-Myers, a Joint Venture	JV	GCCo	41.20%	managing	L
Granite/Myers, a Joint Venture	JV	GCCo	54.10%	managing	L
Granite-Myers-Rados, a Joint Venture	JV	GCCo	55.00%	sponsor	E
Granite/PCL, a Joint Venture	JV	GCCo	64.70%	sponsor	L
Granite/Q&D, a Joint Venture	JV	GCCo	71 .8%	managing	L
Granite/Rizzani de Eccher, a Joint Venture	JV	GCCo	60.00%	sponsor	C
Granite/Sundt, a Joint Venture	JV	GCCo	55.00%	sponsor	E
Hill Country Constructors	JV	GCCo	70.00%	sponsor	E
K-G Leasing, a Joint Venture	JV	GCCo	30.00%	partner	E
K-G-W Leasing, a Joint Venture	JV	GCCo	23.00%	partner	E
Kiewit/Granite, a Joint Venture	JV	GCCo	25.00%	partner	E
Las Vegas Monorail Team, a Joint Venture	JV	GCCo	44.80%	managing	L
Largo Constructors (LGS), a Joint Venture	JV	GCCo	30.00%	partner	E
Market Street Constructors	JV	GCCo	69.00%	sponsor	C
Minnesota Transit Constructors, a Joint Venture	JV	GCCo	56.50%	sponsor	C
Sierra Blanca Constructors, a Joint Venture	JV	GCCo	52.00%	sponsor	C
TGM Constructors	JV	GCCo	25.00%	partner	E
Tri-County Rail Constructors, a Joint Venture	JV	GCCo	30.00%	partner	E
Virginia Approach Constructors	JV	GCCo	79.00%	managing	C
Wasatch Constructors, a Joint Venture	JV	GCCo	23.00%	partner	E
Washington/Granite, a Joint Venture	JV	GCCo	40.00%	partner	E
Western Summit-TIC-Granite, a Joint Venture	JV	GCCo	15.00%	partner	E
WSCI /TIC/Granite, a Joint Venture	JV	GCCo	15.00%	partner	E
Yonkers Contracting Company, Inc. / Granite
Construction Company, a Joint Venture	JV	GCCo	40.00%	partner	E

Sch 5.13 (a)

\

Granite Construction Incorporated
Schedule 5.13(a) Part (1) and Part (2)
Subsidiaries and Other Equity Investments

As of 05/30/05

		Related Entity			GAAP
	Capital
Name	Structure	Name	Ownership	Position	(1)

Granite Halmar Construction Company, Inc. (“GHCCo”)	C Corp	GCI	100.00%	investor	C
Granite Halmar - Fujitec America, a Joint Venture	JV	GHCCo	45.00%	managing	L
Halmar/Egis, a Joint Venture	JV	GHCCo	100.00%	partner	C
Halmar/Schiavone, a Joint Venture	JV	GHCCo	100.00%	partner	C
Granite Halmar/Schiavone, a Joint Venture	JV	GHCCo	60.00%	partner	C
GH/JMA, a Joint Venture	JV	GHCCo	51.00%	partner	C
Schiavone-Granite Halmar, a Joint Venture	JV	GHCCo	40.00%	partner	E
Granite Land Company (“GLC”)	C Corp	GCI	100.00%	investor	C
GLC Fort Worth, LLC (“GLCFW, LLC”)	LLC	GLC	100.00%	GP	C
		GLC	89.00%	LP
Presidio Vista I, LTD	LP	GLCFW, LLC	1.00%	GP	C
Main Street Ventures, LLC (“MSV”)	LLC	GLC	90.00%	managing	C
Main Street Ventures Project I, LLC	LLC	MSV	100.00%	managing	C
Granite-Mandalay Bay Finance, LLC	LLC	GLC	70.00%	member	E
Granite-Mandalay, LLC (“GM, LLC “)	LLC	GLC	90.00%	member	E
Oly-Granite General Partnership	LP	GM, LLC	10.00%	LP	E
Oly-Mandalay Bay General Partnership	LP	GM, LLC	10.00%	LP	E
Regional Park Limited Partnership	LP	GLC	25.00%	LP	E
Williamson Ranch Plaza, LP	LP	GLC	25.00%	LP	E
Granite Grado Ventures, LLC (“GGV”)	LLC	GLC	90.00%	managing	C
Granite Grado Ventures Project I, LLC	LLC	GGV, LLC	100.00%	managing	C
Granite Grado Ventures Project II, LLC	LLC	GGV, LLC	100.00%	managing	C
GLC/EPC McCormack Woods, LLC (“McCW, LLC”)	LLC	GLC	99.90%	managing	C
GEM1,LLC	LLC	McCW, LLC	70.00%	LP	C
VAC, LLC	LLC	GLC	90.00%	managing	C
GLC/Duc La Quinta LLC	LLC	GLC	90.00%	managing	C
GLC Vista Crossroads, LLC (“Vista LLC”)	LLC	GLC	100.00%	managing	C
		GLC	89.00%	LP
Vista Crossroads I, Ltd.	LP	Vista LLC	1.00%	GP	C
Highpoint Oaks, LLC	LLC	GLC	66.27%	LP	C
GLC/LP Shasta View, LLC	LLC	GLC	99.00%	managing	C
Granite SR 91 Corporation (“GSR91”)	CCorp	GCI	100.00%	investor	C
		GCI	99.00%	LP
Granite SR 91 , LP (“SR91 , LP”)	LP	GSR91	1.00%	GP	C
California Private Transportation Company, LP	LP	SR91, LP	22.22%	LP	E
GTC, Inc. (“GTC”)	CCorp	GCI	100.00%	investor	C
		GCI	99.00%	LP
GTC II, LP (“GTC, LP”)	LP	GTC	1.00%	GP	C
		GCI	69.88%	LP
WR II Associates, LTD	LP	GTC, LP	1.00%	GP	E
Paramount-Nevada Asphalt Company, LLC	LLC	GCI	50.00%	member	E
TIC Holdings, Inc	CCorp	GCI	10.00%	investor	Cost

(1)	C = Consolidated

E = Equity Method

L = Line Item

Sch 5.13 (a)

GRANITE CONSTRUCTION INCORPORATED
Schedule 5.13 (b)
SENIOR NOTE GUARANTORS

Granite Construction Company, a California corporation
Granite Land Company, a California corporation
Intermountain Slurry Seal, a Wyoming corporation
Pozzolan Products Company (dba Garco Testing), a Utah corporation
GILC, a California Limited Partnership
Granite Halmar Construction Company, Inc., a New York corporation

Sch. 5.13 (b)

GRANITE CONSTRUCTION INCORPORATED
Schedule 5.16
INTELLECTUAL PROPERTY LITIGATION/CLAIMS MATTERS

Fieldturf International v. Granite Construction Company.
Case No. C 04-02952 BZ

In July 2004, a Complaint for alleged patent infringement (412 patent) of synthetic turf product was filed by Fieldturf International against Granite Construction Company. Fieldturf seeks a preliminary and permanent injunction. Fieldturf alleges the artificial turf product Granite installed on the William S. Hart project in Santa Clarita, California, violates Fieldturf’s patent. Granite tendered the defense of this lawsuit to its subcontractor and supplier of this turf, Sportexe Sportexe accepted the tender and has retained outside counsel to defend Granite. The case is currently pending.

Sch. 5.16

GRANITE CONSTRUCTION INCORPORATED
Schedule 5.21
UNRESTRICTED SUBSIDIARY MATTERS

NONE

Sch. 5.21

GRANITE CONSTRUCTION INCORPORATED
Schedule 5.22
BURDENSOME AGREEMENTS

NONE

Sch. 5.22

GRANITE CONSTRUCTION INCORPORATED
Schedule 7.01
EXISTING LIENS

				Balance as of
Debtor	Lien Holder	Property	Maturity	05/31/05
Granite Construction Company	Benna Investments	Glendale NV property	12/01/07	$607,563
Granite Construction Company	Anderson/Watson	Williard UT (Wells Pit) property	12/22/19	287,171

				$894,734

				Balance as of
				04/30/05
Presidio Vista I, Ltd	Dell USA, L.P., a Texas limited partnership	Project Debt - Presidio Vista	02/11/08	4,003,877
Presidio Vista I, Ltd	Guy Bob Buschman	Project Debt - Presidio Vista	03/17/08	2,336,530
GEM1, LLC	Washington Federal Savings	Project Debt - McCormick Woods	03/31/06	2,382,379
GEM1, LLC	Washington Federal Savings	Project Debt - McCormick Woods	10/15/06	3,407,338
VAC, LLC	Washington Mutual Bank, FA	Project Debt - Village at Carmichael	03/01/34	6,788,039
Vista Crossroads I, Ltd	Texas State Bank	Project Debt - Vista Crossroads	10/01/07	3,500,000
Highpoint Oaks, Ltd.	Coppermark Bank	Project Debt - Highpoint Oaks	09/30/06	4,126,064
Phase 1 Regional Park Limited Pship	City of Sacramento	Project Debt - Granite Regional Park	09/01/26	8,228,125
Phase 1 Regional Park Limited Pship	GE Capital Business Asset Fund	Project Debt - Granite Regional Park	08/01/10	18,264,349
Phase 1 Regional Park Limited Pship	Northwestern Mutual Life Insurance	Project Debt - Granite Regional Park	03/01/21	17,282,840
Phase 1 Regional Park Limited Pship	Sacramento City Employee Retirement Systems	Project Debt - Granite Regional Park	09/01/08	10,793,182

				$81,112,723

Sch. 7.01

GRANITE CONSTRUCTION INCORPORATED
Schedule 7.02 (a)
EXISTING INVESTMENTS

		Balance as of
Company	Description	04/30/05
Paramount-Nevada Asphalt	LLP	$1,845,196
Wilder Construction Company	Minority Interest	0
TIC Holdings, Inc.	Minority Interest	4,177,005
Waters Ridge II, LTD	LP	381,637
Williamson Ranch Plaza	LP	0
Granite Mandalay Bay	LLC	5,565
Granite Mandalay Finance	LLC	0
Granite Regional Park	LP	0
Highpoint Oaks	LP	2,157,925
CPTC L.P./SR91 L.P.	LP	0
Largo Properties	LLC	1,726,539
Thermwest Development	LLC	522,039
Schiavone/Granite Halmar (Times Square)	Joint Venture	3,037,665
Granite/Groves	Joint Venture	0
Kiewit/Granite (TCA)	Joint Venture	0
Kiewit/Granite (KG Leasing)	Joint Venture	0
Kiewit/Granite (E. Dam)	Joint Venture	1,956
Kiewit/Granite (Wasatch)	Joint Venture	578,655
Kiewit/Granite (KGW Leasing)	Joint Venture	795,645
Yonkers/Granite (Atlantic City)	Joint Venture	27,245
Granite/Myers (US-101 Bailey Road)	Joint Venture	20,660
Western Summit/TIC/Granite	Joint Venture	0
Granite/Kiewit (Tongue River)	Joint Venture	0
Granite/Sundt (1-17)	Joint Venture	0
Washington Granite	Joint Venture	77,764
Sampson/Granite (Cabrillo College)	Joint Venture	0
Minnesta Transit Constructors (Light Rail)	Joint Venture	0
River Mountain Constructors	Joint Venture	0
Granite2/Sundt (Supersition Hwy)	Joint Venture	2,362,570
Largo Constructors (LGS) (Largo Station)	Joint Venture	49,617
TGM Constructors (McAlpine Lock)	Joint Venture	6,183,054
South Corridor Constructors	Joint Venture	30,000
Tri-County Rail Constructors	Joint Venture	6,219,865
Las Vegas Monorail (Light Rail)	Joint Venture	0
		$30,200,602

Sch. 7.02 (a)

GRANITE CONSTRUCTION INCORPORATED
Schedule 7.02 (b)
INVESTMENT POLICY GUIDELINES
For Working Capital Portfolio
Effective: January 1, 2005

Purpose

Within the spectrum of activities of this Corporation, it is necessary to provide a framework for the regular and continuous management of its investment funds. Short term and intermediate term investments provide earnings on excess cash while maintaining liquidity and working funds for the present and future operations.

Investment Objectives

In order to provide control of all investments and cash, the Corporation has established the following objectives regarding its investment policy:

s	Safety – the primary objective of the investment activities of the Corporation is protection of capital. Each investment transaction shall seek to first ensure that capital losses are avoided, whether they are from securities defaults or erosion of market value.

s	Liquidity – the investment portfolio must be structured in a manner that will provide sufficient liquidity to pay the obligations of the Corporation. Any excess cash above the aforementioned requirements may be invested in instruments with longer maturity.

s	Diversification – the investment activity must ensure diversification of investments that minimizes risk exposure to any one security and/or issuer.

s	Investment Return – the Corporation seeks to maximize the return on all investments within the constraints of safety and liquidity.

Duration

The duration of the portfolio including escrows and deposits shall be consistent with the cash needs as determined by the cash forecast. Cash investments are restricted to the average maturity of one (1) year from date of settlement. Any investments with longer maturity than one year must be invested in instruments issued by, guaranteed by, or insured by the U.S. Government or any of its agencies. The average portfolio duration of escrows and deposit agreements shall not exceed five (5) years.

Short-term investments shall be defined as instruments maturing in ninety-one (91) days or more.

Marketability

Holdings should be of sufficient size and held in issues, which are traded actively (except time deposits, loan participation, and master notes) to facilitate transactions at minimum cost and accurate market valuations.

Trading

The following individuals are authorized traders:
Roxane C. Allbritton, Vice President & Treasurer
Jigisha Desai, Assistant Treasurer
Mary McCann-Jenni, Vice President & Controller
Rebecca (Becky) M. Rinaldi, Treasury Manager

Any individual transaction conforming to the policy set forth herein or, any transaction of an Investment Manager not conforming to the respective Investment Manager’s policy shall be approved by one of the following officers or, any transaction not conforming to the policy set forth herein must be approved by any two of the following officers:

W. G. Dorey	W. E. Barton	M. F. Donnino
M. E. Boitano	J. H. Roberts

Dealers and Banks for Trading

The following institutions are authorized dealers:

BA Securities
Lehman Brothers
Merrill Lynch
Salomon Smith Barney (Citigroup)

All purchased investments will be delivered to Bank of New York for safekeeping and paid for upon receipt.

Safekeeping

The banks designated as safekeeping depositories in order of choice are:

Bank of New York (BNY Western Trust Company)

Each financial institution must provide timely confirmation/safekeeping receipts on all investment transactions and provide monthly transaction reports.

Escrow

Escrows in lieu of retention are allowed at the following:

Comerica Bank*
Fleet National Bank*
Nevada Highway Fund (State of Nevada Treasury)*
Union Bank of California
US Trust of California
Wachovia Securities*

* Required by Owner

The types of investments will be guided by the terms of the escrow, but in all cases the investment will be governed by the investment policy. Banks not listed, but required by escrow agreement, will also be acceptable.

Reporting

s	Daily – An investment transaction sheet, sequentially numbered will be processed for approval by an authorized officer.

s	Weekly and Monthly – A portfolio will be provided to the President, Chief Operating Officer, Chief Financial Officer and all traders.

s	Monthly – The fixed income portfolio will be monitored against the performance of Donahue 7-day money market fund compound yield.

s	For FASB 115 purposes, the Corporation classifies all fixed income investments as “Held-to- Maturity.”

GRANITE CONSTRUCTION INCORPORATED
INVESTMENT POLICY GUIDELINES
For Working Capital January 1, 2005

		| - - - - - At the time of purchase - - - - - |
		Concentration
		by	Concentration by
Eligible Investments	Minimum Credit Quality	Issuer	Portfolio

Obligations issued by U.S. Government limited to:	N/A	No Maximum	No Maximum
U.S. Treasury Bills/Bonds/Notes

Obligations of agencies of the U.S. Government limited to:	N/A	$5,000,000 or 10% of total portfolio (whichever is greater)	40%
Federal Farm Credit Bank
Federal Home Loan Bank
Federal Home Loan Mortgage Corp.
Federal National Mortgage Association
Student Loan Marketing Association

Obligations collateralized by U.S. Government securities limited to: Repurchase Agreements Reverse Repurchase Agreements	Fully collateralized by U.S. Gov’t and Agency securities included in these guidelines. Collateral value plus accrued interest must exceed and be maintained at level exceeding value of agreement.	$5,000,000 or 10% of total portfolio (whichever is greater)	25%

Obligations issued by U.S. owned domestic commercial banks limited to: Banker’s Acceptance Certificate of Deposit	Limited to Top 25 U.S. Banks by deposit and assets. Short-Term rating of A-1/P-1, or Long-Term rating of AAA/NR or AA/Aa (at the time of purchase)	$5,000,000 or 10% of total portfolio (whichever is greater)	50%

Obligations issued by U.S. bank subsidiaries of Non U.S. Bank limited to: Yankee Banker’s Acceptance Yankee Certificates of Deposit (all securities U.S. dollar denominated)	Limited to Top 25 World Banks by deposit and assets. Short-Term rating of A-1/P-1, or Long-Term rating of AAA/NR or AA/Aa (at the time of purchase)	$5,000,000 or 10% of total portfolio (whichever is greater)	40%

Obligations of major U.S. corporations, banks and U.S. holding companies limited to: Commercial Paper	Any TWO of three rating services: A-1/P-1/F-1 S&P, Moody’s, Fitch (at the time of purchase)	$5,000,000 or 10% of total portfolio (whichever is greater)	75%

	Any split-rated of three rating services: A1/P2, A2/P1 S&P, Moody’s, Fitch (at the time of purchase) Must be publicly traded Corporation Must have at least $20B in Market Capitalization (at the time of purchase)	$5,000,000 or 10% of Commercial Paper portfolio (whichever is greater)	30% of Overall Commercial Paper portfolio or 22.5% of Total Portfolio

	Any TWO of three rating services: A-2/P-2/F-2 S&P, Moody’s, Fitch Must be publicly traded Corporatio Must have at least $20B in Market Capitalization (at the time of purchase)	$5,000,000 or 10% of Commercial Paper portfolio (whichever is greater)	20% of Overall Commercial Paper portfolio or 15% of Total Portfolio

GRANITE CONSTRUCTION INCORPORATED
INVESTMENT POLICY GUIDELINES
For Working Capital Portfolio
Effective: January 1, 2005

		| - - - - - At the time of purchase - - - - - |
		Concentration
		by	Concentration by
Eligible Investments	Minimum Credit Quality	Issuer	Portfolio

Loan Participation Master Notes	Same as commercial paper credit quality requirements	$5,000,000 or 10% of total portfolio (whichever is greater)	25%

Money Market Funds	Any TWO of three rating services: AAAm/Aaa/AAA S&P, Moody’s, Fitch (at the time of purchase)	$5,000,000 or 10% of total portfolio (whichever is greater)	50%

Taxable & Tax-exempt investments limited to: Auction Rate Preferred Bonds Auction Rate Certificates	S&P: A-1, AA or better, Sp-1 AND Moody’s: P-1, Aa or better, VMIG-1	$5,000,000 or 10% of total portfolio (whichever is greater)	25%
Municipal Notes
Municipal Bonds
Money Market Funds

GRANITE CONSTRUCTION INCORPORATED
Schedule 7.02 (b)
INVESTMENT POLICY GUIDELINES
For High-Yield Portfolio
Effective: February 1, 2004

Statement of Purpose

Cash is the major source of working capital for the present and future operations of Granite. Managing the cash to ensure the liquidity necessary to meet Granite’s business needs is of paramount importance. Any cash balances above those necessary for day-to-day working capital requirements are available for longer-term investments. These investments can be held for a longer interval to enhance the portfolio yield, and add diversification, without loosing sight of capital preservation within this policy’s guidelines.

Investment Objectives

The investment objective of this portfolio is to seek consistency of investment return with emphasis on capital appreciation and secondarily capital preservation with a goal of either equaling or exceeding the Composite Policy Index. The Composite Policy Index is defined, as an Index comprised of several indices corresponding to the various mutual funds being used in this portfolio as per the asset allocation study. Therefore, the investment objectives are:

❑	Investment Return: Optimize the investment returns within the constraints of this policy.

❑	Safety: Emphasize preservation of capital assets over economic business cycles.

❑	Diversification:

▪	Provide investments in mutual fund companies that have sufficient number of funds with different investment characteristics.

▪	Select funds from mutual fund companies that provide a balanced investment approach that can be diversified among the major assets classes and will provide sufficiently varied risk/return characteristics (see Exhibit A).

Performance Measurement Guidelines

Normally, investment performance should be judged over a complete economic cycle (typically 3 to 5 years). Since short-term results are not usually meaningful, true investment success will be looked at as a long-term proposition. To accomplish this, the performance measurement guidelines are:

❑	To manage the concentration in any one class of mutual funds, the portfolio will be invested based on an asset allocation study prepared by an outside investment advisory firm and managed accordingly. Periodically, the Composite Policy Index will be modified to coincide to the most recent asset allocation study.

❑	To invest in funds that will have ratings from Morningstar of 3, 4, or 5 and will be comparable in performance to the respective indices, e.g. growth fund index, growth and income index, etc. (see Exhibit B)

❑	To determine if the investment guidelines are being followed, a review of fund performance will be prepared each quarter by an outside investment advisory firm. The review will take into consideration overall economic conditions as well as the risk and return objectives of these guidelines.

Marketability

Investments should be of sufficient size and be held in issues, which are traded actively to facilitate transactions at minimum cost and accurate market valuations.

Trading

The following individuals are authorized traders:

Roxane C. Allbritton, Vice President/Treasurer
Jigisha Desai, Director of Corporate Treasury
Mary McCann-Jenni, Controller
Rebecca (Becky) M. Rinaldi, Treasury Manager

Any individual transaction conforming to the policy set forth herein shall be approved by one of the following officers or, any transaction not conforming to the policy set forth herein must be approved by any two of the following officers:

W. G. Dorey	W. E. Barton	M. F. Donnino
M. E. Boitano	J. H. Roberts

Mutual Funds

The following mutual funds are authorized:

Franklin Small Cap Fund
Loomis Sayles
Pimco Bond Fund
Putnam Mutual Funds
Lord Abbett Mid Cap Value Fund
Fremont U.S. Micro-Cap Fund (closed to new investors)

All purchased investments will be delivered to the custodian bank for safekeeping and paid for upon receipt.

Safekeeping

The institutions designated as a safekeeping depository are:

Fleet Bank
Merrill Lynch

The custodian bank must provide timely confirmation/safekeeping receipts on all investment transactions and provide monthly transaction reports.

Reporting

▪	Daily — Upon a settlement of trade, an investment transaction sheet, sequentially numbered will be processed for approval by an authorized officer.

▪	Monthly and quarterly — Financial reporting requirements for GAAP.

▪	Monthly — The mutual fund portfolio will be evaluated based on a unit-based performance analysis and will be distributed to the President, Chief Operating Officer, Chief Financial Officer and all traders.

▪	Quarterly- A risk-adjusted performance analysis and a composite policy index analysis of funds will be prepared by an outside advisory firm.

▪	Quarterly — An asset allocation status, indicating out of balance funds rebalancing (if any) that is required.

▪	An outside firm will do an asset allocation study every three (3) years.

▪	For FASB 115 purposed, the Corporation classifies mutual fund investments as “Available-for-Sale Securities.”

GRANITE CONSTRUCTION
HIGH YIELD PORTFOLIO
INVESTMENT OBJECTIVES
EXHIBIT A

In order to comply with the investment objectives of the Granite Construction High Yield Investment Guidelines, the following investment funds shall be available for investments:

Putnam International Growth Fund
(As of 10/22/03: Morningstar rating of 4 stars)

The Fund invests in established and emerging markets in more than 25 countries in order to maximize the value of its investments over time. The Fund invests in stocks of both large and small foreign companies that offer above-average growth potential at exceptionally attractive prices.

Putnam Vista Fund
(As of 10/22/03: Morningstar rating of 3 stars)

The Fund invests mainly in well-researched growth stocks of medium-sized companies. The Fund’s investment strategy is focused on mid-capitalization growth stocks, issued by medium-sized companies that do not carry as much risk as small-company stocks but are not usually as thoroughly researched as large-company stocks. Because of this, there is a greater opportunity for Putnam’s research to play a significant role in realizing a stock’s potential.

Putnam Voyager Fund
(As of 10/22/03: Morningstar rating of 3 stars)

The Fund invests mainly in common stocks of U.S. companies, with a focus on growth stocks. Growth stocks are issued by companies that the Fund manager believes are fast-growing and whose earnings are likely to increase over time. Growth in earnings may lead to an increase in the price of the stock. The Fund invests mainly in mid-sized and large companies, although it can invest in companies of any size.

Putnam Investors A Fund
(As of 10/22/03: Morningstar rating of 2 stars)

The Fund seeks long-term growth by investing mainly in common stocks of larger, well-established companies. By selecting stocks from a range of industries, the Fund’s managers seek to balance potential risk and reward by providing a significant level of diversification.

Franklin Balance Sheet Investment Fund
(As of 10/22/03: Morningstar rating of 5 stars)

The Fund seeks high total return, of which capital appreciation and income are components. Under normal market conditions, the Fund invests most of its assets in equity securities of companies the Fund’s manager believes are undervalued at the time of purchase but that have the potential for significant capital appreciation. Common stocks and preferred stocks are examples of equity securities.

The Putnam Fund of Growth and Income
(As of 10/22/03: Morningstar rating of 2 stars)

The Fund invests mainly in common stocks of U.S. companies, with a focus on value stocks that offer the potential for capital growth, current income, or both. Value stocks are those that the Fund’s manager believes are currently undervalued by the market. The Fund looks for companies undergoing positive change. If it is correct and other investors recognize the value of the company, the price of the stock may rise. The Fund invests mainly in large companies.

Loomis Sayles Bond Fund
(As of 10/22/03: Morningstar rating of 5 stars)

The Fund seeks high total investment return through a combination of current income and capital appreciation. The Fund normally invests at least 65% of assets in investment-grade debt securities and convertibles. It may invest the balance of assets in securities rated below BBB. The Fund may invest up to 20% of assets in preferred stocks. It may invest without limit in Canadian issues, and may invest up to 20% of assets in securities issued in other foreign countries.

PIMCO Total Return Bond Fund
(As of 10/22/03: Morningstar rating of 3 stars)

The Fund seeks total return consistent with preservation of capital. The Fund invests at least 65% of assets in debt securities, including U.S. government securities, corporate bonds, and mortgage-related securities. It may invest up to 20% of assets in securities denominated in foreign currencies. The portfolio duration generally ranges from three to six years.

Lord Abbett Mid-Cap Value Fund
(As of 10/22/03: Morningstar rating of 4 stars)

The Fund seeks capital appreciation by investing in the stocks of mid-sized companies that are believed to be undervalued in the marketplace. To pursue this goal, the Fund normally invests at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in equity securities of mid-sized companies, those with market capitalization of roughly $500 million to $10 billion, at the time of purchase. This market capitalization range may vary in response to changes in the markets. The Fund will provide shareholders with at least 60 days notice of any change in this policy. Equity securities in which the Fund may invest include common stocks, convertible bonds, convertible preferred stocks, depository receipts and warrants.

Fremont U.S. Micro-Cap Fund (closed to new investors)
(As of 10/22/03: Morningstar rating of 4 stars)

The Fund seeks long-term capital appreciation through investing in the nation’s smallest and fastest-growing publicly traded companies. The U.S. micro-cap stock market is home to entrepreneurially managed companies with exceptional growth prospects. With minimal Wall Streetl coverage and low institutional ownership, micro-cap stocks represent the least efficient sector of the market. Research-driven investors can uncover some terrific growth companies trading at very reasonable valuations.

GRANITE CONSTRUCTION INCORPORATED
Schedule 7.02 (j)
WILDER INVESTMENTS

Date	Number of Shares	Amount Paid
03/31/00	1,333,929	$13,156,637
09/30/00	15,817	166,553
12/31/00	150,000	1,518,000
03/31/01	450,000	4,554,000
04/30/02	698,483	7,948,737
04/30/04	643,348	9,219,177
	3,291,577	$36,563,104

Sch. 7.02 (j)

GRANITE CONSTRUCTION INCORPORATED
Schdule 7.03
EXISTING INDEBTEDNESS

			Interest		Balance as of
Borrower	Lender’s Name	Description	Rate	Maturity	05/31/05
Granite Construction Company	Anderson Watson	Real Estate property - Wells Pit	4.50%	12/22/19	$287,171
Granite Construction Company	Benna Investments	Real Estate property	6.50%	12/01/07	607,563
Granite Construction Company	Rosemary’s Mountain	Aggregate property	8.82%	12/01/12	1,100,000
Granite Construction Incorporated	Private Placement Due 03/15/10	Refinance debt & general corporate purposes	6.54%	03/15/10	33,333,336
Granite Construction Incorporated	Private Placement Due 05/01/13	Refinance debt & general corporate purposes	6.96%	05/01/13	66,666,667
Granite Construction incorporated	BNP Paribas	$30MM notional amount floating interest rate swap agreement	6 Mth LIBOR + 386.75 bps	09/15/05	194,803
Granite Construction Incorporated	BNP Paribas	$20MM notional amount floating interest rate swap agreement	6 Mth LIBOR + 418.00 bps	11/01/05	117,215
					$102,306,755

					Balance as of
					04/30/05
Presidio Vista I, Ltd	Dell USA, L.P., a Texas limited partnership	Project Debt - Presidio Vista	7.50%	02/11/08	$4,003,877
Presidio Vista I, Ltd	Guy Bob Buschman	Project Debt - Presidio Vista	7.50%	03/17/08	2,336,530
GEM1, LLC	Washington Federal Savings	Project Debt - McCormick Woods	6.75%	03/31/06	2,382,379
GEM1, LLC	Washington Federal Savings	Project Debt - McCormick Woods	6.75%	10/15/06	3,407,338
VAC, LLC	Washington Mutual Bank, FA	Project Debt - Village at Carmichael	4.44%	03/01/34	6,788,039
Vista Crossroads I, Ltd	Texas State Bank	Project Debt - Vista Crossroads	6.75%	10/01/07	3,500,000
Highpoint Oaks, Ltd.	Coppermark Bank	Project Debt - Highpoint Oaks	6.75%	09/30/06	4,126,064
Phase 1 Regional Park Limited Pship	City of Sacramento	Project Debt - Granite Regional Park	6.15%	09/01/26	8,228,125
Phase 1 Regional Park Limited Pship	GE Capital Business Asset Fund	Project Debt - Granite Regional Park	8.15%	08/01/10	18,264,349
Phase 1 Regional Park Limited Pship	Northwestern Mutual Life Insurance	Project Debt - Granite Regional Park	7.25%	03/01/21	17,282,840
Phase 1 Regional Park Limited Pship	Sacramento City Employee Retirement Systems	Project Debt - Granite Regional Park	7.30%	09/01/08	10,793,182
					$81,112,723

					As of 04/30/05
Principal	Insurer	Description	Penal Sum	Maturity	Cost to Complete
Granite Construction Company, Granite Halmar Construction Company, Inc.,	Federal Insurance Company. St. Paul Travelers	Payment and Performance Bonds on various construction projects	6,100,641,240	varies	1,846,161,317
Intermountain Slurry Seal, Inc., and Pozzolan Products Company		Miscellaneous Bonds in support of permitting, licensing, and reclamation	40,154,534	varies	40,154,534
			$6,140,795,774		$1,886,315,851

Sch. 7.03

Granite Construction Incorporated
Schedule 7.06
EXISTING LEASES

			Annual
Lessor	Description	Maturity	Payments

Granite Construction Company as a lessee
Hansen & Sinnot Estate	Quarry Property	07/31/14	19,500
Haber/Kester Property	Quarry Property	07/31/14	19,500
Castro Valley Properties, Inc.	Quarry Property	12/31/20	350,000
Julia C. Matthews	Quarry Property	12/31/09	26,400
Topo Ranch (Singleton Group)	Quarry Property	06/30/07	22,500
Lonestar California, Inc.	Hot Plant	04/09/08	200,000
City of Willits	Quarry Property	11/25/08	100,005
Rowland	Quarry Property	06/30/09	50,000
Donald and Carol Graham	Hot Plant	12/31/09	96,000
The Pacific Lumber Company	Material Sales Agreement	04/30/12	24,000
Rossi Materials	Quarry Property	01/31/05	2,100
R. Vogt & A. Koustas	Rental Office	02/14/07	53,469
Tsakopoulos Family Trust	Quarry Property	03/06/53	12,500
Marvin L. Oats Trust	Rental Office	11/01/07	198,132
AT Realty	Rental Office	05/31/06	88,800
Morelli Realty LLC	Rental Office	01/31/06	42,900
Anne V. Crawford Hall	Quarry Property	12/31/14	100,000
Barker, Raymond, Carol, & Raymond Jr.	Rental Office	06/30/06	48,000
Little Rock Sand and Gravel	Pit	04/30/11	200,928
Standard Hill Mining Co.	Quarry Property	02/29/08	22,126
Famoso Cattle Company	Quarry Property	12/31/08	25,000
Tejon Ranch Co.	Pit	10/31/09	60,000
M. Prickett & P Dixon, individuals	Rental Office	07/31/20	36,000
L. R. Peterson and E. W. McGah	Hot Plant	01/02/16	80,000
W. P. R. R. Co.	Pit	06/01/07	3,750
Richard Rose	Pit	12/26/06	3,000
Joseph, Russell, & David Rose	Pit	12/26/06	3,000
Jackling Aggregates Limited	Pit	12/31/05	72,000
Chemical Lime Co. of Arizona	Material Sales Agreement	10/31/07	800,000
RMC Pacific Materials Inc.	Plant Lease	10/31/06	125,000
RMC Pacific Materials Inc.	Plant Lease	09/04/06	600,000
Ricardo Jimenez, Jr.	Pit	06/30/46	12,000
Recupido, Fredrick R.	Rental Office	12/27/06	20,000
Gibbons Realty Co.	Pit	05/07/05	11,274
Walker Development	Pit	12/31/09	75,000
Rae Baker Trust	Pit	12/31/06	2,000
Heber Bank Block, LLC	Quarry Property	05/31/06	2,738
Bingelli Rock Products Inc, et al	AC Plant	10/31/11	10,000
FCC Equipment Financing, Inc.	Construction Equipment	08/31/05	42.560
FCC Equipment Financing, Inc.	Construction Equipment	09/30/05	29,790
Granite Land Company as a lessee
The Realty Assoc. Fund V, LP	Rental Office	02/28/07	174,431
Intermountain Slurry Seal as a lessee
Bennafit Investment, LLC	Plant Lease	04/14/07	52,080
Muller, Raymond J. and Franchon L.	Quarry Property	03/07/16	24,000
Roberta Johnson	Quarry Property	04/15/08	10,000
Mons Montis Land Co.	Quarry Property	11/23/09	40,000
City of Los Angeles	Quarry Property	03/31/05	669
City of Los Angeles	Quarry Property	06/30/05	300
Pozzolan Products Company as a lessee
Granite Construction Co.	Rental Office	05/31/05	14,040
Granite Halmar Construction Company, Inc. as a lessee
Moroz Surf Holding	Rental Office	03/31/05	18,249
Morelli Realty LLC	Rental Office	01/31/06	43,764
NY/NJ Port Authority	Rental Office	12/31/06	80,000
AT Realty Co.	Rental Office	05/31/06	72,000
NRP LLC, 1	Rental Office	04/30/07	66,300
JR Building Assoc.	Rental Office	01/31/07	36.990

			$4,322,795

Sch 7.06

Schedule 10.02

Eurodollar and Domestic Lending Offices;
Addresses for Notices

BORROWER:

Granite Construction Incorporated

Granite Construction Incorporated
P. 0. Box 50085
Watsonville, CA 95077

Attention:	William Barton, Vice President/Chief Financial Officer
Telephone:	(831) 761-4704
Facsimile	(831) 722-9657
Email:	bbarton@gcinc.com
Web site:	http://www.graniteconstruction.com

with a copy to:

Granite Construction Incorporated
585 West Beach Street
Watsonville, CA 95076

Attention:	Roxane Allbritton, Treasurer
Telephone:	(831) 761-4772
Facsimile	(831) 728-1701
Email:	rallbritton@gcinc.com

Sch. 10.02

ADMINISTRATIVE AGENT:

(for lending and administrative notices (including payments and Requests for Credit Extensions)):

Bank of America, N.A.
Mail Code: CA4-702-02-25
2001 Clayton Road, Building B
Concord, CA 94520

Attention:	Sally Escosa
Telephone:	(925) 675-8421
Facsimile:	(925) 969-2637
Email:	rosalia.m.escosa@bankofamerica.com
Account No.:	3750836479
Ref:	Granite Construction
ABA#	111000012

(for all purposes other than lending and administrative notices):

Bank of America, N.A.
Mail Code: WA1-501-37-20
800 5th Avenue, Floor 37
Seattle, WA 98104

Attention:	Brenda H. Little, Assistant Vice President
Telephone:	(206) 358-0048
Facsimile:	(206) 358-0971
Email:	brenda.h.little@bankofamerica.com

L/C ISSUER:

Bank of America, N.A.
Trade Operations — Los Angeles #226521
333 S. Beaudry Avenue, 19th Floor
Mail Code: CA9-703-19-23
Los Angeles, CA 90017-1466

Attention:	Tai Anh Lu
Telephone:	(213) 345-0145
Facsimile:	(213) 345-6684
Email:	tai_anh.lu@bankofamerica.com

Sch. 10.02

BANK OF AMERICA, N.A., as a Lender
333 S. Hope Street
Mail Code: CA9-193-24-05
Los Angeles, CA 90071

Attention:: Telephone: Facsimile: Email:	Robert Troutman (213) 621-8765 (213) 621-8793 bob.troutman @ bankofamerica.com

Sch. 10.02

BNP PARIBAS

Credit Contact:

BNP Paribas
One Front Street, 23rd Floor
San Francisco, CA 94111

Attention:	Jamie Dillon (primary contact)
Managing Director
Mary-Ann Wong (secondary contact)
Telephone:	(415) 772-1300 (general)
(415) 772-1366/1355 (direct)
Facsimile:	(415) 291-0563
Email:	jamie.dillon@americas.bnpparibas.com
mary-ann.wong@americas.bnpparibas.com

Operations Contact:

BNP Paribas
919 3rd Avenue
New York, NY 10022

Attention:	John Smith
Telephone:	(212) 471-6626
Facsimile:	(212) 841-2682
Email:	john.smith@americas.bnpparibas.com

Wire Transfer Instructions:

The Federal Reserve Bank of New York
BNP Paribas New York
ABA #026007689 (CHIPS: 768)
For Account of: BNP Paribas San Francisco
                           BNPAUS6S
FFC: LOAN SERVICING
Account #521 315 434 01
Reference: Granite Construction
Attention: San Francisco Loan Operations

Sch. 10.02

     HARRIS N.A.

Credit Contact:

Harris N.A.
111 West Monroe Street, 10th Floor
Chicago, IL 60603

Attention:	Isabella Battista
Relationship Manager
Telephone:	(312) 293-8358
Facsimile:	(312) 765-8105

Operations Contact:

Harris N.A.
111 West Monroe Street, 17th Floor
Chicago, IL 60603

Attention:	Elaine Scott
Loan Specialist
Telephone:	(312) 461-5112
Facsimile:	(312) 293-5884

Wire Transfer Instructions:

Harris N.A.
Chicago, IL
ABA #071000288
Account #109-535-5
Reference: Granite Construction
Attention: Loan Accounting

Sch. 10.02

UNION BANK OF CALIFORNIA, N.A.

Credit Contact:

Union Bank of California, N.A.
99 Almaden Boulevard
Suite 200
San Jose, CA 95113

Attention:	Matt J. Tanzi
Vice President
Telephone:	(408) 279-7773
Facsimile:	(408) 280-7163
Email:	matteo.tanzi@uboc.com

Operations Contact:

Union Bank of California, N.A.
601 Potrero Grande Drive
Monterey Park, CA 91754

Attention:	Maria L. Suncin
Loan Opeation T.L.
Telephone:	(323) 720-2870
Facsimile:	(323) 724-6198
Email:	maria.suncin@uboc.com

Wire Transfer Instructions:

Union Bank of California, N.A.
Monterey Park, CA
ABA #122000496
Account#77070196431
Account Name: Wire Transfer Clearing
Attention: Commercial Loan Operations
Reference: Granite Construction

Sch. 10.02

U.S. BANK N.A.

Credit Contact:
U.S. Bank N.A.
1331 N. California Boulevard
Suite 350
Walnut Creek, CA 94596

Attention:	R. Michael Law
Senior Vice President
Telephone:	(925) 942-9412
Facsimile:	(925) 945-6919
Email:	michael.law@usbank.com

Operations Contact:

U.S. Bank N.A.
555 S.W. Oak Street, PL7
Portland, OR 97204

Attention:	Tony Wong
Telephone:	(503) 275-3252
Facsimile:	(503) 275-8181

Wire Transfer Instructions:

U.S. Bank N.A.
ABA #123000220
Account No.: 00340012160600
Reference: Granite Construction
Attention: Commercial Wires in Process

Sch. 10.02

COMERICA BANK

Credit Contact:

Comerica Bank
611 Anton Boulevard
Suite 400
Costa Mesa, CA 92626

Attention:	Elise M. Walker
Vice President
Telephone:	(714) 433-3226
Facsimile:	(714) 433-3236
Email:	emwalker@comerica.com

Operations Contact:

Comerica Bank
611 Anton Boulevrad
Suite 400
Costa Mesa, CA 92626

Attention:	Regina C. McGuire
Corporate Relationship Administrator
Telephone:	(714) 433-3227
Facsimile:	(714) 433-3236
Email:	rcmcguire@comerica.com

Wire Transfer Instructions:

Comerica Bank
ABA #072000096
Account #21585-90010
Benefit: Commercial Loan Servicing
Reference: Granite Construction

Sch. 10.02

Schedule 10.07

PROCESSING AND RECORDATION FEES

The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

Sch. 10.07

EXHIBIT A

FORM OF LOAN NOTICE

Date:                                          ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

     Reference is made to that certain Credit Agreement, dated as of June 24, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Granite Construction Incorporated, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower hereby requests (select one):

☐ A Borrowing of Revolving Loans                                ☐ A conversion or continuation of Loans

1. On                                          (a Business Day).

2. In the amount of                                         .

3. Comprised of                                         .
                           [Type of Loan requested]

4. In the following currency:

5. For Eurodollar Rate Loans: with an Interest Period of                      months.

     The Revolving Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

GRANITE CONSTRUCTION INCORPORATED
By:
Name:
Title:

A-l

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                                         ,

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

     Reference is made to that certain Credit Agreement, dated as of June 24, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Granite Construction Incorporated, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

     The undersigned hereby requests a Swing Line Loan:

     1. On                                          (a Business Day).

     2. In the amount of $                                          .

     The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

GRANITE CONSTRUCTION INCORPORATED
By:
Name:
Title:

B-l

EXHIBIT C

FORM OF NOTE

                                        ,

     FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 24, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

     The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Revolving Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

     This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

C-l

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

GRANITE CONSTRUCTION INCORPORATED
By:
Name:
Title:

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                                         , 200_

     The undersigned refers to that certain Credit Agreement, dated as of June 24, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Granite Construction Incorporated, a Delaware corporation (the “Borrower”), the financial institutions from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender (the “Administrative Agent”). Unless otherwise defined herein, each capitalized term used herein has the meaning assigned thereto in the Credit Agreement.

     The undersigned Responsible Officer of the Borrower hereby certifies as of the date hereof that s/he holds the office of                                          with the Borrower, that, as such, s/he is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower and its Subsidiaries, and that:

     1.   ☐ Attached hereto or posted on the Borrower’s website or posted on the website of the Securities and Exchange Commission at www.sec.gov is:

     ☐ a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the fiscal year ended [                                         , 200_] (the “Subject Fiscal Year”), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Subject Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion have been prepared in accordance with GAAP and are not subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions that are not reasonably acceptable to the Required Lenders; or

     ☐ an SEC Form 10-K for the Borrower (excluding the exhibits thereto) relating to the fiscal year ended [                                         , 200_]; or

     ☐ a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the fiscal quarter ended [                                         , 200_] (the “Subject Fiscal Quarter”), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Subject Fiscal Quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to

D-l

normal year-end audit adjustments and the absence of footnotes; or

     ☐ an SEC Form 10-Q for the Borrower (excluding the exhibits thereto) relating to the fiscal quarter ended [         , 200_].

     2.   ☐ Attached hereto is:

     ☐ a consolidating balance sheet of all Unrestricted Subsidiaries as at the end of such fiscal year, and the related consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications or exceptions not reasonably acceptable to the Required Lenders; or

     ☐ a consolidating balance sheet of all Unrestricted Subsidiaries as at the end of such fiscal quarter, and the related consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of such Subsidiaries on a consolidating basis in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

     3. The financial statements referred to in Paragraph 1 fairly present, in all material respects, the consolidated financial position and the results of operations of the Borrower and its Subsidiaries.

     4. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and the other Loan Documents and has made, or has caused to be made under my supervision, a detailed review of the transactions and conditions (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

     5. To the best of the undersigned’s knowledge, the Borrower and each of its Subsidiaries have, during such period, observed, performed and/or satisfied and/or have caused to be observed, performed and/or satisfied all of their respective covenants and other agreements contained in the Loan Documents to which they are a party, and have satisfied every condition in the Loan Documents to which they are a party to be observed, performed and/or satisfied by them, and the undersigned has no knowledge of any condition, event or occurrence, which constitutes a Default or Event of Default, except as set forth below:

     [Describe below (or in a separate attachment to this Certificate) the exceptions, if any, to paragraph 4 above by listing, in detail and with reference to specific sections of the Credit Agreement, the nature of the condition, event or occurrence, the period during which it has existed and the actions that the Borrower has taken, is taking or proposes to take with respect to such condition, event or occurrence.]

     6. The financial covenant and other compliance analyses and information set forth on Schedule 1 attached hereto are true, complete and accurate on and as of the date of this Certificate.

     The foregoing certifications, together with the computations set forth in Schedule 1 hereto, are made and delivered, and the financial statements referenced above are made or posted, as applicable, this                      day of                                         , 200                    , pursuant to the provisions of the Credit Agreement.

By:
Title:
of Granite Construction Incorporated

Schedule 1

to Compliance Certificate

1.	Investments — Investments (including Construction JV Investments) by any Land Development Company, or any Subsidiary thereof. Section 7.02(g)

A.	The aggregate amount of Investments (including Construction JV Investments) by any Land Development Company, or any Subsidiary thereof: $

Requirement: The amount in A may not exceed $35,000,000.

2.	Investments — Other Investments. Section 7.02(h)

A.	The aggregate amount of Investments not otherwise permitted pursuant to subsections (a) through (g) of Section 7.02 in the equity of any Restricted Subsidiary or the capital stock, assets, obligations or other securities of or interests in any other Person (other than an Unrestricted Subsidiary): $

Requirement: The amount in A may not exceed $100,000,000.

3.	Indebtedness — Other Indebtedness. Section 7.03(h)

A.	Indebtedness of the Borrower and its Subsidiaries, comprised solely of (i) the outstanding principal amount of obligations, whether current or long-term, for borrowed money and all obligations evidenced by bonds (other than performance, surety and appeal bonds), debentures, notes, loan agreements or other similar instruments, (ii) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, or (iii) without duplication, Guaranty Obligations (other than Guaranty Obligations as to which an Unrestricted Subsidiary is the primary obligor) with respect to Indebtedness of the types specified in the immediately preceding clauses (i) and (ii); provided that none of the foregoing includes Indebtedness of any co joint venturer in any Joint Venture to which the Borrower or any Subsidiary is a party that has been assumed by the Borrower or any Subsidiary if such Indebtedness was not originally incurred by such co joint venturer in connection with (and relates solely to) the subject Joint Venture: $

B.	All Guaranty Obligations as to which an Unrestricted Subsidiary is the primary Obligor and Indebtedness incurred for the benefit of an Unrestricted Subsidiary: $

C.	A minus B: $

Requirement: The amount in C may not exceed $100,000,000.

4.	Dispositions of Assets. Section 7.05(g)

A.	The aggregate consideration from Dispositions received by the Borrower and its Subsidiaries pursuant to Section 7.05(g), including aggregate cash received and the aggregate fair market value of non-cash property received, during the current fiscal year:
$

B.	The aggregate consideration from Dispositions received by any Unrestricted Subsidiaries, including aggregate cash received and the aggregate fair market value of non-cash property received, during the current fiscal year: $

C.	A minus B: $

D.	The amount equal to 5% of the total assets of the Borrower (determined on a consolidated basis in accordance with GAAP) as of the end of the Borrower’s most recently ended fiscal year: $

Requirement: The amount in C may not exceed the amount in D.

5.	Minimum Consolidated Tangible Net Worth. Section 7.13(a)

A.	Consolidated Tangible Net Worth (A(i) minus (A)(ii)): $

(i)	Consolidated Stockholders’ Equity for Consolidated Restricted Group (A(i)(A) minus A(i)(B) below): $

(A)	Stockholders’ equity for the Borrower and its consolidated Subsidiaries (determined in accordance with GAAP): $

(B)	Stockholders’ equity for the Unrestricted Subsidiaries (determined in accordance with GAAP): $

(ii)	Intangible Assets of the Consolidated Restricted Group (determined on a consolidated basis in accordance with GAAP) (A(ii)(A) minus A(ii)(B)):

(A)	Intangible Assets of the Borrower and its consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP): $

(B)	Intangible Assets of the Unrestricted Subsidiaries (determined on a consolidated basis in accordance with GAAP): $

B.	Consolidated Net Income (B(i) minus B(ii))

(i)	Net income, on a consolidated basis, of the Borrower and its consolidated Subsidiaries from continuing operations, excluding extraordinary items and excluding gains and losses from Dispositions earned in each fiscal quarter ending after the date of the Audited Financial Statements (not including net income in respect of or attributable to any Project Debt Entity):
$

(ii)	Net income, on a consolidated basis, of the Unrestricted Subsidiaries from continuing operations, excluding extraordinary items and excluding gains and losses from Dispositions earned in each fiscal quarter ending after the date of the Audited Financial Statements (not including net income in respect of or attributable to any Project Debt Entity): $

C.	Calculation of Minimum Consolidated Tangible Net Worth

(C(i) + C(ii) + C(iii) below): $

(i)	85% of the Consolidated Tangible Net Worth as of the date of the Audited Financial Statements: $

plus

(ii)	50% of Consolidated Net Income (line B above): $

plus

(iii)	50% of the aggregate increases in Consolidated Stockholders’ Equity for the Consolidated Restricted Group (line A(i) above) after the date of the Audited Financial Statements by reason of the issuance and sale of the capital stock of the Borrower: $

Requirement: The amount in A may not be less than the amount in C.

6.	Minimum Interest Coverage Ratio. Section 7.13(b)

A.	Consolidated EBITDA for Consolidated Restricted Group (A(i) minus A(ii)): $

(i)	Consolidated EBITDA for the Borrower and its consolidated Subsidiaries (A(i)(A) plus A(i)(B) plus A(i)(C) plus A(i)(D): $

(A)	Net income, on a consolidated basis, of Borrower and its consolidated Subsidiaries (excluding any Project Debt Entity) from continuing operations, excluding extraordinary items and excluding gains and losses from Dispositions for such Subject Period:
$

(B)	Consolidated Interest Expense for such Subject Period to the extent deducted in calculating Consolidated Net Income: $

(C)	Consolidated Cash Taxes for such Subject Period the extent deducted in calculating Consolidated Net Income: $

(D)	Depreciation and amortization expense for such Subject Period to the extent deducted in calculating Consolidated Net Income: $

(ii)	Consolidated EBITDA for the Unrestricted Subsidiaries (A(ii)(A) plus A(ii)(B) plus A(ii)(C) plus A(ii)(D): $

(A)	Net income, on a consolidated basis, of the Unrestricted Subsidiaries (excluding any Project Debt Entity) from continuing operations, excluding extraordinary items and excluding gains and losses from Dispositions for such Subject Period:
$

(B)	Consolidated Interest Expense for such Subject Period to the extent deducted in calculating Consolidated Net Income: $

(C)	Consolidated Cash Taxes for such Subject Period the extent deducted in calculating Consolidated Net Income: $

(D)	Depreciation and amortization expense for such Subject Period to the extent deducted in calculating Consolidated Net Income: $

B.	Consolidated Interest Expense for the Consolidated Restricted Group (B(i) minus B(ii)): $

(i)	Consolidated Interest Expense for the Borrower and its consolidated Subsidiaries (B(i)(A) plus B(i)(B)): $

(A)	All interest, premium payments, fees, charges and related expenses of the Borrower and its consolidated Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (excluding such amounts in respect of Project Debt): $

(B)	The portion of rent expense of the Borrower and its consolidated Subsidiaries with respect to such Subject Period under capital leases that is treated as interest in accordance with GAAP and the portion of Synthetic Lease Obligations payable by the Borrower and its consolidated Subsidiaries with respect to such Subject Period that would be treated as interest in accordance with GAAP if such lease were treated as a capital lease under GAAP (excluding such amounts in respect of Project Debt): $

(ii)	Consolidated Interest Expense for the Unrestricted Subsidiaries (B(ii)(A) plus B(ii)(B)): $

(A)	All interest, premium payments, fees, charges and related expenses of the Unrestricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (excluding such amounts in respect of Project Debt):
$

(B)	The portion of rent expense of the Unrestricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP and the portion of Synthetic Lease Obligations payable by the Borrower and its consolidated Subsidiaries with respect to such Subject Period that would be treated as interest in accordance with GAAP if such lease were treated as a capital lease under GAAP (excluding such amounts in respect of Project Debt):

C.	Ratio of A to B: to 1.00

Requirement:	The ratio in I (i.e., the ratio of A to B) may not be less than 4.00 to 1.00 as of the last day of any fiscal quarter of the Borrower.

7.	Leverage Ratio. Section 7.13(c)

A.	Consolidated Funded Indebtedness for the Consolidated Restricted Group (A(i) minus, A(ii)): $

(i)	Consolidated Funded Indebtedness for the Borrower and its consolidated Subsidiaries (A(i)(A) plus A(i)(B)): $

(A)	On a consolidated basis, the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations under the Credit Agreement) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments of Borrower and its consolidated Subsidiaries (not including Project Debt): $

(B)	Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations of Borrower and its consolidated Subsidiaries (not including Project Debt): $

(ii)	Consolidated Funded Indebtedness for the Unrestricted Subsidiaries (A(ii)(A) plus A(ii)(B) plus A(ii)(C)): $

(A)	On a consolidated basis, the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations under the Credit Agreement) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments of the Unrestricted Subsidiaries (not including Project Debt):
$

(B)	Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations of the Unrestricted Subsidiaries (not including Project Debt): $

(C)	Without duplication, all Guaranty Obligations with respect to Indebtedness of the types specified in subsections (A) and (B) above:

B.	(i) Consolidated Funded Indebtedness for the Consolidated Restricted Group (line A above): $

       Plus

(ii)	Consolidated Tangible Net Worth for the Consolidated Restricted Group: Total: $

C.	Ratio of A to B: to 1.00

     Requirement: The ratio in C (i.e., the ratio of A to B) may not exceed 2.50 to 1.00 as of the last day of any fiscal quarter of the Borrower.

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower: Granite Construction Incorporated

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of June 24, 2005, among Granite Construction Incorporated, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender

     6. Assigned Interest:

Aggregate
	Amount of	Amount of	Percentage
Facility	Commitment/Loans	Commitment/Loans	Assigned of		CUSIP
Assigned	for all Lenders	Assigned	Commitment/Loans		Number
	$	$		%

	$	$		%

	$	$		%

[7- Trade Date:                                         ]

Effective Date:                                        , 20_ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as
   Administrative Agent

By:
     Title:

[Consented to:]

GRANITE CONSTRUCTION INCORPORATED

By:
     Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

          1. Representations and Warranties.

          1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal,

interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of California.

EXHIBIT F

FORM OF GUARANTY

     THIS GUARANTY AGREEMENT (this “Guaranty Agreement”), dated as of June 24, 2005, is made by EACH OF THE UNDERSIGNED AND EACH OTHER PERSON WHO SHALL BECOME A PARTY HERETO BE EXECUTION OF A GUARANTY JOINDER AGREEMENT (each a “Guarantor” and collectively the “Guarantors”) to BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States, as administrative agent (in such capacity, the “Administrative Agent”) for each of the lenders (the “Lenders” now or hereafter party to the Credit Agreement defined below (collectively with the Administrative Agent, and certain other Persons parties to Related Credit Arrangements as more particularly described in Section 19 hereof, the “Secured Parties”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H :

     WHEREAS, the Secured Parties have agreed to provide to Granite Construction Incorporated (the “Borrower”) a revolving credit facility with a letter of credit and swing line sublimit pursuant to the terms of that certain Credit Agreement dated as of June 24, 2005, among the Borrower, the Administrative Agent and the Lenders (as from time to time amended, revised, modified, supplemented or amended and restated, the “Credit Agreement”); and

     WHEREAS, each Guarantor is, directly or indirectly, a Material Subsidiary of the Borrower and will materially benefit from the Loans made and to be made, and the Letters of Credit issued and to be issued, under the Credit Agreement; and

     WHEREAS, each Guarantor is required to enter into this Guaranty Agreement pursuant to the terms of the Credit Agreement; and

     WHEREAS, a material part of the consideration given in connection with and as an inducement to the execution and delivery of the Credit Agreement by the Secured Parties was the obligation of the Borrower to cause each Material Subsidiary that is not an Unrestricted Subsidiary to be a Guarantor and to enter into this Guaranty Agreement, and the Secured Parties are unwilling to extend and maintain the credit facilities provided under the Loan Documents unless the Guarantors enter into this Guaranty Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

     1. Guaranty. Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties the payment and performance in full of the Guaranteed Liabilities (as defined below). For all purposes of this Guaranty Agreement, “Guaranteed Liabilities” means: (a) the

Borrower’s prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of the Credit Agreement, the Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower to any one or more of the Secured Parties, including principal, interest, premiums and fees (including, but not limited to, loan fees and Attorney Costs); (b) the Borrower’s prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the Borrower under the Credit Agreement, the Notes and all other Loan Documents; and (c) subject to Section 19, the prompt payment in full by each Loan Party, when due or declared due and at all such times, of obligations and liabilities now or hereafter arising under Related Credit Arrangements (as defined below). The Guarantors’ obligations to the Secured Parties under this Guaranty Agreement are hereinafter collectively referred to as the “Guarantors’ Obligations” and, with respect to each Guarantor individually, the “Guarantor’s Obligations”. Notwithstanding the foregoing, the liability of each Guarantor individually with respect to its Guarantor’s Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

     Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Guaranteed Liabilities.

     For purposes of this Guaranty Agreement: (i) “Related Swap Contracts” means all Swap Contracts which are entered into or maintained by any Loan Party with a Lender or Affiliate of a Lender in connection with Indebtedness of the Borrower and which are not prohibited by the express terms of the Loan Documents; (ii) “Related Treasury Management Arrangements” means all arrangements for the delivery of treasury management services to or for the benefit of any Loan Party which are entered into or maintained with a Lender or Affiliate of a Lender and which are not prohibited by the express terms of the Loan Documents; and (iii) “Related Credit Arrangements” means, collectively, Related Swap Contracts and Related Treasury Management Arrangements.

     2. Payment. If the Borrower shall default in payment or performance of any of the Guaranteed Liabilities, whether principal, interest, premium, fee (including, but not limited to, loan fees and Attorney Costs), or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of the Credit Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, then any or all of the Guarantors will, upon demand thereof by the Administrative Agent, fully pay to the Administrative Agent, for the benefit of the Secured Parties, subject to any restriction on each Guarantor’s Obligations set forth in Section 1 hereof, an amount equal to all the Guaranteed Liabilities then due and owing.

     3. Absolute Rights and Obligations. This is a guaranty of payment and not of collection. The Guarantors’ Obligations under this Guaranty Agreement shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Guaranty Agreement to which it is a party by reason of:

     (a) any lack of legality, validity or enforceability of the Credit Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

     (b) any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

     (c) any acceleration of the maturity of any of the Guaranteed Liabilities, of the Guarantor’s Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;

     (d) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities, for any of the Guarantor’s Obligations of any Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;

     (e) any dissolution of the Borrower or any Guarantor or any other party to a Related Agreement, or the combination or consolidation of the Borrower or any Guarantor or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of the Borrower or any Guarantor or any other party to a Related Agreement;

     (f) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, the Credit Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

     (g) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities (including without limitation the Guarantor’s Obligations of any other Guarantor and obligations arising under any other Guaranty now or hereafter in effect);

     (h) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Credit Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Guaranteed Liabilities, any of the Guarantor’s Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement;

     (i) any rights it has to require the Secured Parties (or any of them) to marshal, foreclose upon, sell, or otherwise realize upon or collect or apply any particular part of any other assets securing any of the Guaranteed Liabilities (including any rights arising by virtue of Sections 2899 and 3433 of the California Civil Code);

     (j) any and all benefits or defenses, if any, arising directly or indirectly under any one or more of Sections 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2848, 2849, and 2850 of the California Civil Code, Sections 580a, 580b, 580c, 580d, and 726 of the California Code of Civil Procedure, and Sections 3116, 3118, 3119, 3419, 3605, 9504, 9505, and 9507 of the California Uniform Commercial Code; and

     (k) any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor) which may or might in any manner or to any extent vary the risks of such Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation (i) any right to require or claim that resort be had to the Borrower or any other Loan Party or to any collateral in respect of the Guaranteed Liabilities or Guarantors’ Obligations and (ii) the operation of Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or any similar law of the State of California or any other jurisdiction.

It is the express purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantors’ Obligations hereunder and under each Guaranty Joinder Agreement shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

     4. Currency and Funds of Payment. All Guarantors’ Obligations will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Secured Party with respect thereto as against the Borrower, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Borrower of any or all of the Guaranteed Liabilities.

     5. Events of Default. Without limiting the provisions of Section 2 hereof, in the event that there shall occur and be continuing an Event of Default, then notwithstanding any collateral or other security or credit support for the Guaranteed Liabilities, at the Administrative Agent’s election and without notice thereof or demand therefor, the Guarantors’ Obligations shall immediately be and become due and payable.

     6. Subordination. Until this Guaranty Agreement is terminated in accordance with Section 22 hereof, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (i) of the Borrower, to the payment in full of the Guaranteed Liabilities, (ii) of every other Guarantor (an “obligated guarantor”), to the payment in full of the Guarantors’ Obligations of such obligated guarantor, and (iii) of each other Person now or hereafter constituting a Loan Party, to the payment in full of the obligations of such Loan Party owing to any Secured Party and arising under the Loan Documents or the Related Credit Arrangements. All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Secured Parties on account of the Guaranteed Liabilities, the Guarantors’ Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Secured Parties separate and apart from all other funds, property and accounts of such Guarantor.

     7. Suits. Each Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Secured Parties, on demand, at the Administrative Agent’s place of business set forth in the Credit Agreement or such other address as the Administrative Agent shall give notice of to such Guarantor, the Guarantors’ Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against any one or more or all of the Guarantors. At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against the Borrower, any other Guarantor, or any other Person and whether or not the Secured Parties have taken or failed to take any other action to collect all or any portion of the Guaranteed Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 3 hereof.

     8. Set-Off and Waiver. Each Guarantor waives any right to assert against any Secured Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantor’s Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against the Borrower or any or all of the Secured Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor. For the purposes of this Section 8, all remittances and property shall be deemed to be in the possession of a Secured Party as soon as the same may be put in transit to it by mail or carrier or by other bailee.

     9. Waiver of Notice; Subrogation.

     (a) Each Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences: (i) acceptance of this Guaranty Agreement; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or giving or extending credit to or for the benefit of the Borrower or any other Loan Party, or otherwise entering into arrangements with any Loan Party giving rise to Guaranteed Liabilities, whether pursuant to the Credit Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 3 hereof. Each Guarantor agrees that each Secured Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Secured Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantor’s Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

     (b) Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantor’s Obligations under this Guaranty Agreement may be enforced by the Administrative Agent on behalf of the Secured Parties upon demand by the Administrative Agent to such Guarantor without the Administrative Agent being required, such Guarantor expressly waiving to the extent permitted by law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Borrower or any other Guarantor or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by the Borrower, any other Guarantor or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, including in either case any defense based upon an election of remedies by any Secured Party under the provisions of Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure or any similar law of the State of California or any other jurisdiction. In making this waiver, each Guarantor specifically acknowledges that it understands and is aware that, under Sections 580b and 580d of the California Code of Civil Procedure, if the Secured Parties (or any of them) conducted a nonjudicial foreclosure sale of real property collateral: (i) such Secured Party(ies) would lose the right to pursue the Borrower for any deficiency that might remain following such sale; (ii) if such Guarantor were to pay such deficiency following such sale, it would be precluded from pursuing the Borrower for reimbursement; and (iii) as a result, such Secured Party(ies) would be prevented from pursuing such Guarantor for such deficiency following such sale. IT IS FURTHER EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY SUCH GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE CREDIT AGREEMENT.

     (c) Each Guarantor further agrees with respect to this Guaranty Agreement that it shall have no right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to security for the Guaranteed Liabilities unless and until 93 days immediately following the Facility Termination Date (as defined below) shall have elapsed without the filing or commencement, by or against any Loan Party, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Loan Party or its assets. This waiver is expressly intended to prevent the existence of any claim in respect to such subrogation, reimbursement, contribution or indemnity by any Guarantor against the estate of any other Loan Party within the meaning of Section 101 of the Bankruptcy Code, in the event of a subsequent case involving any other Loan Party. If an amount shall be paid to any

Guarantor on account of such rights at any time prior to termination of this Guaranty Agreement in accordance with the provisions of Section 22 hereof, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Secured Parties, to be credited and applied upon the Guarantors’ Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or otherwise as the Secured Parties may elect. The agreements in this subsection shall survive repayment of all of the Guarantors’ Obligations, the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination in accordance with Section 22 hereof, and occurrence of the Facility Termination Date. For purposes of this Guaranty Agreement, “Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Borrower shall have permanently terminated the credit facilities under the Loan Documents by final payment in full of all Outstanding Amounts, together with all accrued and unpaid interest and fees thereon, other than (i) the undrawn portion of Letters of Credit and (ii) all letter of credit fees relating thereto accruing after such date (which fees shall be payable solely for the account of the L/C Issuer and shall be computed (based on interest rates and the Applicable Rate then in effect) on such undrawn amounts to the respective expiry dates of the Letters of Credit), in each case as have been fully Cash Collateralized or as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made; (b) all Commitments shall have terminated or expired; (c) the obligations and liabilities of the Borrower and each other Loan Party under all Related Credit Arrangements shall have been fully, finally and irrevocably paid and satisfied in full and the Related Credit Arrangements shall have expired or been terminated, or other arrangements satisfactory to the counterparties shall have been made with respect thereto; and (d) the Borrower and each other Loan Party shall have fully, finally and irrevocably paid and satisfied in full all of their respective obligations and liabilities arising under the Loan Documents, including with respect to the Borrower and the Obligations (except for future obligations consisting of continuing indemnities and other contingent Obligations of the Borrower or any Loan Party that may be owing to any Agent-Related Person or any Lender pursuant to the Loan Documents and expressly survive termination of the Credit Agreement or any other Loan Document).

     10. Effectiveness; Enforceability. This Guaranty Agreement shall be effective as of the date first above written and shall continue in full force and effect until termination in accordance with Section 22 hereof. Any claim or claims that the Secured Parties may at any time hereafter have against a Guarantor under this Guaranty Agreement may be asserted by the Administrative Agent on behalf of the Secured Parties by written notice directed to such Guarantor in accordance with Section 24 hereof.

     11. Representations and Warranties. Each Guarantor warrants and represents to the Administrative Agent, for the benefit of the Secured Parties, that it is duly authorized to execute and deliver this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable), and to perform its obligations under this Guaranty Agreement, that this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable) has been duly executed and delivered on behalf of such Guarantor by its duly authorized representatives; that this Guaranty Agreement (and any Guaranty Joinder Agreement to which such Guarantor is a party) is legal, valid, binding and enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and that such Guarantor’s execution, delivery and performance of this Guaranty Agreement (and any Guaranty Joinder Agreement to which such Guarantor is a party) do not violate or constitute a breach of any of its Organizational Documents, any agreement or instrument to which such Guarantor is a party, or any law, order, regulation, decree or award of any governmental authority or arbitral body to which it or its properties or operations is subject.

     12. Expenses. Each Guarantor agrees to be jointly and severally liable for the payment of all reasonable fees and expenses, including Attorney Costs, incurred by any Secured Party in connection with the enforcement of this Guaranty Agreement, whether or not suit be brought.

     13. Reinstatement. Each Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by any Secured Party in respect of any Guaranteed Liabilities is rescinded or must be restored for any reason, or is repaid by any Secured Party in whole or in part in good faith settlement of any pending or threatened avoidance claim.

     14. Attorney-in-Fact. To the extent permitted by law, each Guarantor hereby appoints the Administrative Agent, for the benefit of the Secured Parties, as such Guarantor’s attorney-in-fact for the purposes of carrying out the provisions of this Guaranty Agreement and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the Administrative Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default.

     15. Reliance. Each Guarantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that: (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Borrower, information concerning the Loan Parties and the Loan Parties’ financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guaranty Agreement and any Guaranty Joinder Agreement (“Other Information”), and has full and complete access to the Loan Parties’ books and records and to such Other Information; (b) such Guarantor is not relying on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of the Credit Agreement and such other Loan Documents and Related Agreements as it has requested, is executing this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable) freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty Agreement (and any Guaranty Joinder Agreement); (d) such Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of the Borrower, the Borrower’s financial condition and affairs, the “Other Information”, and such other matters as it deems material in deciding to provide this Guaranty Agreement (and any Guaranty Joinder Agreement) and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning the Borrower or the Borrower’s financial condition and affairs or any other matters material to such Guarantor’s decision to provide this Guaranty Agreement (and any Guaranty Joinder Agreement), or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. Each Guarantor agrees that no Secured Party has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning the Borrower or the Borrower’s financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, such Guarantor will independently verify the information and will not rely on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.

     16. Rules of Interpretation. The rules of interpretation contained in Sections 1.02 and 1.10 of the Credit Agreement shall be applicable to this Guaranty Agreement and each Guaranty Joinder Agreement and are hereby incorporated by reference. All representations and warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or guaranteed hereby.

     17. Entire Agreement. This Guaranty Agreement and each Guaranty Joinder Agreement, together with the Credit Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements, understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Except as provided in Section 22, neither this Guaranty Agreement nor any Guaranty Joinder Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement.

     18. Binding Agreement; Assignment. This Guaranty Agreement, each Guaranty Joinder Agreement and the terms, covenants and conditions hereof and thereof, shall be binding upon and inure to the benefit of the parties hereto and thereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that no Guarantor shall be permitted to assign any of its rights, powers, duties or obligations under this Guaranty Agreement, any Guaranty Joinder Agreement or any other interest herein or therein without the prior written consent of the Administrative Agent. Without limiting the generality of the foregoing sentence of this Section 18, any Lender may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Credit Agreement (to the extent permitted by the Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by law, thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject however, to the provisions of the Credit Agreement, including Article IX thereof (concerning the Administrative Agent) and Section 10.07 thereof concerning assignments and participations. All references herein to the Administrative Agent shall include any successor thereof.

     19. Related Credit Arrangements. All obligations of any Loan Party under Related Credit Arrangements to which any Lender or its Affiliates are a party shall be deemed to be Guaranteed Liabilities in accordance with Section 1, and each Lender or Affiliate of a Lender party to any such Related Credit Arrangement shall be deemed to be a Secured Party hereunder with respect to such Guaranteed Liabilities; provided, however, that such obligations shall cease to be Guaranteed Liabilities at such time, prior to the Facility Termination Date, as such Person (or Affiliate of such Person) shall cease to be a “Lender” under the Credit Agreement.

     No Person who obtains the benefit of this Guaranty Agreement by virtue of the provisions of this Section and the definition of “Secured Parties” and “Guaranteed Liabilities” shall have, prior to the Facility Termination Date, any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Guarantors’ Obligations (including the release or modification of any Guarantors’ Obligations or security therefor) other than in its capacity as a Lender and only to the extent expressly provided in the Loan Documents. Each Secured Party not a party to the Credit Agreement who obtains the benefit of this Guaranty Agreement by virtue of the provisions of this Section and the definition of “Secured Parties” and “Guaranteed Liabilities” shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, and that with respect to the actions and omissions of the Administrative Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Administrative Agent and each Agent-Related Person shall be entitled to all the rights, benefits and immunities conferred under Article IX of the Credit Agreement.

     20. Severability. The provisions of this Guaranty Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

     21. Counterparts. This Guaranty Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Agreement to produce or account for more than one such counterpart executed by the Guarantor against whom enforcement is sought. Without limiting the foregoing provisions of this Section 21, the provisions of Section 10.11 of the Credit Agreement shall be applicable to this Guaranty Agreement.

     22. Termination. Subject to reinstatement pursuant to Section 13 hereof, this Guaranty Agreement and each Guaranty Joinder Agreement, and all of the Guarantors’ Obligations hereunder (excluding those Guarantors’ obligations relating to Guaranteed Liabilities that expressly survive such termination) shall terminate on the Facility Termination Date.

     23. Remedies Cumulative; Late Payments. All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Administrative Agent or any other Secured Party provided by law or under the Credit Agreement, the other Loan Documents or other applicable agreements or instruments. The making of the Loans and other credit extensions pursuant to the Credit Agreement and other Related Agreements shall be conclusively presumed to have been made or extended, respectively, in reliance upon each Guarantor’s guaranty of the Guaranteed Liabilities pursuant to the terms hereof. Any amounts not paid when due under this Guaranty Agreement shall bear interest at the Default Rate.

     24. Notices. Any notice required or permitted hereunder or under any Guaranty Joinder Agreement shall be given, (a) with respect to each Guarantor, at the address of the Borrower indicated in Schedule 10.02 of the Credit Agreement and (b) with respect to the Administrative Agent or any other Secured Party, at the Administrative Agent’s address indicated in Schedule 10.02 of the Credit Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 10.02 of the Credit Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.

     25. Joinder. Each Person who shall at any time execute and deliver to the Administrative Agent a Guaranty Joinder Agreement substantially in the form attached as Exhibit A hereto shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Guarantor, and all references herein and in the other Loan Documents to the Guarantors or to the parties to this Guaranty Agreement shall be deemed to include such Person as a Guarantor hereunder.

     26. Revocation. Each Guarantor absolutely, unconditionally, knowingly, and expressly waives any right to revoke such Guarantor’s guaranty obligation hereunder as to future Guaranteed Liabilities and, in light thereof, all protection afforded such Guarantor under Section 2815 of the California Civil Code. Each Guarantor fully realizes and understands that, upon execution of this Agreement, such Guarantor will not have any right to revoke this Agreement as to any future indebtedness and, thus, may have no control over such Guarantor’s ultimate responsibility for the amount and nature of the Guaranteed Liabilities.

     27. Governing Law; Venue; Waiver of Jury Trial. The provisions of Section 10.15 and 10.16(d) of the Credit Agreement are hereby incorporated by reference as if fully set forth herein; provided, that in such sections, as incorporated herein, references to the Credit Agreement shall be deemed to be references to the Guaranty Agreement.

[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Guaranty Agreement as of the day and year first written above.

GUARANTORS:

GRANITE CONSTRUCTION COMPANY, a California corporation

By:

Name:

Title:

GRANITE LAND COMPANY, a California corporation

By:

Name:

Title:

INTERMOUNTAIN SLURRY SEAL, INC., a Wyoming corporation

By:

Name:

Title:

POZZOLAN PRODUCTS COMPANY (P.P.C.), a Utah corporation

By:

Name:

Title:

GILC, LP, a California limited partnership

By:	,
its general partner

By:

Name:

Title:

GRANITE HALMAR CONSTRUCTION COMPANY, INC., a New York corporation

By:

Name:

Title:

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:

Title:

EXHIBIT A

Form of Guaranty Joinder Agreement

GUARANTY JOINDER AGREEMENT

     THIS GUARANTY JOINDER AGREEMENT (the “Guaranty Joinder Agreement”), dated as of                                         , 20         is made by                                                             , a                                          (the “Joining Guarantor”), delivered to BANK OF AMERICA, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Credit Agreement (as amended, revised, modified, supplemented or amended and restated from time to time, the “Credit Agreement”), dated as of June [24], 2005, by and among Granite Construction Incorporated (the “Borrower”), the Lenders party thereto and the Administrative Agent. All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

     WHEREAS, the Joining Guarantor is a Subsidiary and required by the terms of the Credit Agreement to become a “Guarantor” under the Credit Agreement and be joined as a party to the Guaranty; and

     WHEREAS, the Joining Guarantor will materially benefit directly and indirectly from the credit facilities made available and to be made available to the Borrower by the Lenders under the Credit Agreement; and

     NOW, THEREFORE, the Joining Guarantor hereby agrees as follows with the Administrative Agent, for the benefit of the Secured Parties (as defined in the Guaranty and including any Lender or Affiliate of any Lender party to any Related Credit Arrangement):

     1. Joinder. The Joining Guarantor hereby irrevocably, absolutely and unconditionally becomes a party to the Guaranty as a Guarantor and bound by all the terms, conditions, obligations, liabilities and undertakings of each Guarantor or to which each Guarantor is subject thereunder, including without limitation the joint and several, unconditional, absolute, continuing and irrevocable guarantee to the Administrative Agent for the benefit of the Secured Parties of the payment and performance in full of the Guaranteed Liabilities (as defined in the Guaranty) whether now existing or hereafter arising, all with the same force and effect as if the Joining Guarantor were a signatory to the Guaranty.

     2. Affirmations. The Joining Guarantor hereby acknowledges and reaffirms as of the date hereof with respect to itself, its properties and its affairs each of the waivers, representations, warranties, acknowledgements and certifications applicable to any Guarantor contained in the Guaranty.

     3. Severability. The provisions of this Guaranty Joinder Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Joinder Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

     4. Counterparts. This Guaranty Joinder Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Joinder Agreement to produce or account for more than one such counterpart executed by the Joining Guarantor. Without limiting the foregoing provisions of this Section 4, the provisions of Section 10.11 of the Credit Agreement shall be applicable to this Guaranty Joinder Agreement.

     5. Delivery. Joining Guarantor hereby irrevocably waives notice of acceptance of this Guaranty Joinder Agreement and acknowledges that the Guaranteed Liabilities are and shall be deemed to be incurred, and credit extensions under the Loan Documents and the Related Credit Arrangements made and maintained, in reliance on this Guaranty Joinder Agreement and the Guarantor’s joinder as a party to the Guaranty as herein provided.

     6. Governing Law; Venue; Waiver of Jury Trial. The provisions of Section 27 of the Guaranty are hereby incorporated by reference as if fully set forth herein.

[Signature page follows.]

     IN WITNESS WHEREOF, the Joining Guarantor has duly executed and delivered this Guaranty Joinder Agreement as of the day and year first written above.

JOINING GUARANTOR:

By:

Name:

Title:

EXHIBIT G

OPINION MATTERS

See attached.

G-1

June 24, 2005

Bank of America, N.A.,
       as Administrative Agent and the Lenders,
       as defined below
Mail Code: CA5-705-12-14
555 California Street, 12th Floor
San Francisco, CA 94104

Ladies and Gentlemen:

     I have acted as counsel for Granite Construction Incorporated, a Delaware corporation (“Borrower”), in connection with (a) that certain Credit Agreement dated as of June 24, 2005 (the “Credit Agreement”), by and among Borrower, the several financial institutions from time to time parties to the Credit Agreement (the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (the “Administrative Agent”) and as the L/C Issuer; and (b) each of the Notes (as defined in the Credit Agreement) dated as of June 24, 2005 by the Borrower in favor of the Lenders set forth in Schedule 2.01 to the Credit Agreement. I have also represented each of Granite Construction Company, a California corporation (“GCC”), Granite Halmar Construction Company, Inc., a New York corporation (“GHC”), Granite Land Company, a California corporation (“GLC”), GILC, L.P., a California limited partnership (“GILC”), Intermountain Slurry Seal, Inc., a Wyoming corporation (“Intermountain”), Pozzolan Products Company (P.P.C.), a Utah corporation (“Pozzolan” and together with GCC, GHC, GLC, GILC and Intermountain, each a “Guarantor” and collectively, the “Guarantors”), each of which is a direct or indirect wholly-owned subsidiary of Borrower, in connection with the Guaranty given by each of the Guarantors in favor of the Administrative Agent for the benefit of Lenders guaranteeing the obligations of Borrower under the Credit Agreement (each a “Guaranty,” and collectively, the “Guaranties”). I am rendering this opinion pursuant to subsection 4.01(a)(vi) of the Credit Agreement. Except as otherwise defined herein, capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

     As used herein, the term “Loan Documents” shall mean the Credit Agreement, the Notes and the Guaranties.

     I am admitted to practice law only in the State of California, and I express no opinion concerning any law other than the laws of the State of California, the Delaware General Corporation Law, the laws of the United States of America, and, to the extent necessary to render my opinion in paragraphs l(c), l(e), l(f), the second sentence of paragraph 3 and paragraphs

Box 50085
Watsonville, CA 95077-5085
Phone 831/724-1011
FAX 831/722-9657

Bank of America, N.A.,
as Administrative Agent and the Lenders
June 24, 2005

5(d), 6 and 8, the New York Business Corporation Law, the Utah Revised Business Corporation Act and the Wyoming Business Corporation Act. In so far as the opinions contained herein purport to relate to the Delaware General Corporation Law, the New York Business Corporation Law, the Utah Revised Business Corporation Act and the Wyoming Business Corporation Act (collectively, the “laws”), I have relied on such laws as reported in standard compilations.

     In rendering this opinion, I have assumed the genuineness and authenticity of all signatures (other than that of Borrower and each Guarantor) on original documents; the authenticity of all documents submitted to me as originals; the conformity of originals to all documents submitted to me as copies; the accuracy, completeness and authenticity of certificates of public officials; the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by Borrower of the Credit Agreement and each of the Notes and by each Guarantor of the Guaranty to which such Guarantor is a party) where authorization, execution and delivery are prerequisites to the effectiveness of such documents; the power and authority of the Lenders to enter into and perform their obligations under the Loan Documents; that the Lenders are duly qualified in the State of California to do business of the type contemplated by the Loan Documents; that each of the Lenders qualifies for the exemption from the otherwise applicable interest rate limitations of California law for loans or forbearances by, as the case may be: (i) national banks provided by Article XV, Section 1 of the California Constitution; or (ii) certain “foreign (other nation) banks” provided by California Financial Code Section 1716; or (iii) state banks provided by Article XV, Section 1 of the California Constitution; that all loans under the Credit Agreement will be made by the Lenders for their own accounts or for the account of another person or entity that qualifies for an exemption from the interest rate limitations of California law, and there is no present agreement or plan, express or implied, on the part of the Lenders to sell participations or any other interest in the loans to be made under the Credit Agreement to any person or entity other than a person or entity that also qualifies for an exemption from the interest rate limitations of California law; and with respect to matters of fact (as distinguished from matters of law), I also have relied upon and assumed that the representations of the Borrower and each Subsidiary and the other parties set forth in the Loan Documents and any other certificates, instruments or agreements executed in connection therewith or delivered to me are true, correct, complete and not misleading, although to my knowledge the representations of the Borrower and each Subsidiary set forth in the Loan Documents and any such other certificates, instruments and agreements are true, correct, complete and not misleading. I have also assumed that all individuals executing and delivering documents on behalf of the Lenders and Administrative Agent had the legal capacity to so execute and deliver and that the Loan Documents are obligations binding upon Lenders and Administrative Agent.

Bank of America, N.A.,
as Administrative Agent and the Lenders
June 24, 2005

     With respect to my opinions in paragraph 4(c) and 5(c) below, I have relied upon copies, supplied to me by the Borrower or a Guarantor, of each undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement, (i) of the Borrower solely as listed on the Index to Form 10K Exhibits to the Borrower’s Annual Report on Form 10K for the fiscal year ending December 31, 2004 and (ii) of the Borrower or any Guarantor solely as listed on Schedule A hereto. Other than as set forth on Schedule A, as of May 31, 2005, the Borrower and each of the Guarantors are not party to or bound by any other agreement in excess of $30,000,000.00.

     In rendering my opinion in paragraph 6, I have relied solely on a certificate of good standing from each of the Secretary of State’s office of each of the states listed below the Borrower’s and each Guarantor’s name on Exhibit 1.

     Where I render an opinion “to the best of my knowledge” or concerning an item “known to me” or my opinion otherwise refers to my “knowledge,” it is intended to indicate that during the course of my representation of Borrower and the Guarantors, no information that would give me current actual knowledge of the inaccuracy of such statement has come to my attention in rendering legal services to Borrower or the Guarantors, having made diligent inquiries of those employees of Borrower or Guarantors whom I reasonably believe would have actual knowledge of the matters discussed, or the knowledge I would have had of such fact, circumstance, event or other matter if I had made such diligent inquiries of such employees.

     On the basis of the foregoing, in reliance thereon, and with the foregoing qualifications, I am of the opinion that:

     1. (a) Borrower is a corporation, duly incorporated and validly existing under the laws of Delaware and has the requisite corporate power and authority to own its property and to conduct the business in which it is currently engaged; (b) Each of GCC and GLC is a corporation duly incorporated and validly existing under the laws of California and has the requisite corporate power and authority to own its property and to conduct the business in which it is currently engaged; (c) GHC is a corporation duly incorporated and validly existing under the laws of New York and has the requisite corporate power and authority to own its property and to conduct the business in which it is currently engaged; (d) GILC is a California limited partnership validly existing under the laws of California and has the requisite partnership power and authority to own its property and to conduct the business in which it is currently engaged; (e) Intermountain is a corporation duly incorporated and validly existing under the laws of Wyoming and has the requisite corporate power and authority to own its property and to conduct the business in which it is currently engaged; (f) Pozzolan is a corporation duly incorporated and validly existing under the laws of Utah and has the requisite corporate power and authority to own its property and to conduct the business in which it is currently engaged.

Bank of America, N.A.,
as Administrative Agent and the Lenders
June 24, 2005

     2. Borrower (a) has taken all necessary and appropriate corporate action to authorize the execution, delivery and performance of the Credit Agreement and the Notes or any such other documents as contemplated thereunder, and (b) has the corporate power and authority to execute, deliver and perform the Credit Agreement and the Notes, or any such other documents as contemplated thereunder. Each Guarantor (a) has taken all necessary and appropriate corporate action or partnership action, as applicable, to authorize the execution, delivery and performance of the Guaranty to which it is a party, and (b) has the corporate power or partnership power, as applicable, and authority to execute, deliver and perform such Guaranty.

     3. The Credit Agreement and the Notes have been duly executed and delivered by the Borrower. The Guaranty has been duly executed and delivered by each Guarantor. The Credit Agreement and the Notes constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms. The Guaranty constitutes a legal, valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms.

     4. The execution, delivery and performance by Borrower of the Credit Agreement and the Notes do not: (a) violate or contravene any injunction, order, writ, judgment, decree, determination or award of any United States or Governmental Authority as presently in effect applicable to Borrower; (b) conflict with or result in a breach of or constitute a default under the certificate of incorporation and bylaws of Borrower; (c) violate or result in a breach of or constitute any default under any agreements of Borrower, and, do not result in or require the creation or imposition of any lien on any of Borrower’s properties or revenues pursuant to any injunction, order, decree or undertaking as presently in effect or any such agreements of Borrower; or (d) result in or require the creation or imposition of any lien on any of its properties or revenues pursuant to any provision of any law, rule or regulation as presently in effect.

     5. The execution, delivery and performance by each Guarantor of its Guaranty do not: (a) violate or contravene any injunction, order, writ, judgment, decree, determination or award of any United States or Governmental Authority as presently in effect applicable to each Guarantor; (b) conflict with or result in a breach of or constitute a default under the articles/certificates of incorporation and bylaws or partnership agreements, as applicable, of each Guarantor; (c) violate or result in a breach of or constitute any default under any agreements of each Guarantor, and do not result in or require the creation or imposition of any lien on any Guarantor’s properties or revenues pursuant to any injunction, order, decree or undertaking as presently in effect or any such agreements of each Guarantor; or (d) result in or require the creation or imposition of any lien on any of its properties or revenues pursuant to any provision of any law, rule or regulation as presently in effect.

Bank of America, N.A.,
as Administrative Agent and the Lenders
June 24, 2005

     6. Borrower and each of the Guarantors are duly qualified to do business and are in good standing in the states listed below their names on Exhibit 1 attached hereto.

     7. No authorization, consent, approval, license, qualification or formal exemption from, nor notice to, nor any filing, recordation, declaration or registration with, any United States or California Governmental Authority, or to my knowledge any other Governmental Authority, is necessary or required on the part of Borrower in connection with the execution, delivery, or performance by Borrower of the Credit Agreement and the Notes.

     8. No authorization, consent, approval, license, qualification or formal exemption from, nor notice to, nor any filing, recordation, declaration or registration with any United States or California Governmental Authority, or to my knowledge any other Governmental Authority, is necessary or required on the part of each Guarantor in connection with the execution, delivery, or performance by each Guarantor of the Guaranty.

     9. There is no claim, dispute, injunction, temporary restraining order, action, litigation, investigation or proceeding pending or, to the best of my knowledge, threatened against Borrower before any court, arbitrator, administrative agency or Governmental Authority of any kind which, if adversely determined, would have a Material Adverse Effect with respect to the Credit Agreement or the Notes.

     10. Other than the litigation described in Exhibit 2 attached hereto, there is no claim, dispute, injunction, temporary restraining order, action, litigation, investigation or proceeding pending or, to the best of my knowledge, threatened against any Guarantor before any court, arbitrator, administrative agency or Governmental Authority of any kind which, if adversely determined, would have a Material Adverse Effect with respect to the Credit Agreement, the Notes, or any Guaranty.

     11. Neither the Borrower nor any Guarantor is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Interstate Commerce Act or the Federal Power Act, which would limit its ability to incur Indebtedness.

     12. Neither the Borrower nor any Guarantor is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. The aggregate value of all Margin Stock directly or indirectly owned by the Borrower and its Guarantors is less than 25% of the aggregate value of the consolidated assets of the Borrower and its Guarantors.

Bank of America, N.A.,
as Administrative Agent and the Lenders
June 24, 2005

     13. The only Subsidiaries of Borrower are the Guarantors and GILC Incorporated, a California corporation, Granite SR 91 Corporation, a California corporation, GTC, Inc., a Texas corporation, Wilcott Corporation, a Colorado corporation, Granite Construction International, a California corporation, Wilder Construction Company, a Washington corporation, Granite Road Builders, a British Columbia company, and Granite SR 91 L.P., a California limited partnership, of which Granite SR 91 Corporation is the general partner and Borrower is the sole limited partner, and those identified in Schedule 5.13 to the Credit Agreement.

     This opinion is intended solely for the benefit of the Administrative Agent, and the Lenders and their Assignees and Participants, as defined in Section 10.07(d) of the Credit Agreement, and is not to be made available to or relied upon by any other person, firm, or entity, other than regulatory authorities and their respective legal counsel in connection with bank examinations, without our prior written consent.

Very truly yours,

/s/ James M. Cady

James M. Cady Assistant General Counsel and Assistant Secretary

EXHIBIT 1

STATE OF
COMPANY	INCORPORATION/QUALIFICATION
Granite Construction Incorporated	Delaware*
(Borrower)	California
Granite Construction Company	California*
Arizona
Arkansas
Colorado
Florida
Georgia
Idaho
Kentucky
Maryland
Minnesota
Missouri
Nevada
New Jersey
New Mexico
New York
North Carolina
Oklahoma
Pennsylvania
Tennessee
Texas
Utah
Virginia
Washington
Wyoming
Granite Halmar Construction Company,	New York*
Inc.	Connecticut
New Jersey
Pennsylvania
Granite Land Company	California*
GILC, L.P.	California*
Arizona
Colorado
Florida
Georgia
Idaho
Missouri
Nevada
New Mexico
Texas

STATE OF
COMPANY	INCORPORATION/QUALIFICATION
Utah
Wyoming
Intermountain Slurry Seal, Inc.	Wyoming*
Arizona
California
Colorado
Idaho
Nevada
New Mexico
Oregon
Utah
Washington
Pozzolan Products Company (P.P.C.)	Utah*
Arizona
California
Colorado
Idaho
Nevada

*	State of Incorporation/Organization

EXHIBIT 2

USA ex rel Maxfield & Peterson v. Wasatch. Granite Construction Company, et al., Case No. 2:99CV-0040-PGC

Granite Construction Company, as a member of a joint venture, Wasatch Constructors, is among a number of construction companies and the Utah Department of Transportation that were named in a lawsuit filed in the United States District Court for the District of Utah. The plaintiffs are two independent contractor truckers who filed the lawsuit on behalf of the United States under the federal False Claims Act seeking to recover damages and civil penalties in excess of $46.4 million.

Among other things, the plaintiffs allege that certain defendants, who were subcontractors to Wasatch, defrauded the Government by charging Wasatch for dirt and fill material they did not provide and that Wasatch and UDOT knowingly paid for such excess material. The plaintiffs also allege that Wasatch committed certain other acts including providing substandard workmanship and materials; failure to comply with clean air and clean water standards and the filing of false certifications regarding its entitlement to the payment of bonuses.

The original complaint was filed in January 1999 and the Third Amended Complaint was filed in February 2003. On May 30, 2003, Wasatch Constructors and the coordinated defendants filed their motion to dismiss the Third Amended Complaint. On December 23, 2003, the Court issued its order granting Wasatch Constructors and the coordinated defendants’ motion to dismiss the Third Amended Complaint but allowed the plaintiffs one last opportunity to amend their complaint. Plaintiffs’ Fourth Amended Complaint was filed on July 12, 2004. Granite believes that the allegations in the lawsuit are without merit and intends to defend them vigorously.

Apisa, et al. v. Abraxives, Granite Construction Company, et al., Case No. CGC04432515
Arbuckle, et al. v. Abraxives, Granite Construction Company, et al., Case No. 03-427520
Barker, et al. v. Abraxives, Granite Construction Company, et al., Case No. RG04162485
Bass, et al. v. Abraxives, Granite Construction Company, et al., Case No. 04432581
Bowser, et al. v. Abraxives, Granite Construction Company, et al., Case No. CG04432171
Campos, et al. v. Abraxives, Granite Construction Company, et al., Case No. RG04161759

Granite Construction Company is one of approximately one hundred defendants named in six California State Court lawsuits filed in 2004 where six plaintiffs have, by way of various causes of action, including strict product and market share liability, alleged personal injuries caused by exposure to silica products and related materials during plaintiffs’ use or association with sandblasting or grinding concrete. The plaintiffs in each lawsuit have categorized the defendants as equipment defendants, respirator defendants, premises defendants and sand defendants. Granite has been identified as a sand defendant, meaning a party that manufactured, supplied or distributed silica-containing products. Preliminary investigation reveals that Granite has not knowingly sold or distributed abrasive silica sand for sandblasting.

Eldredge v. Las Vegas Valley Water District and Granite Construction Company, CaseNo. A419853

On June 23, 1998, Plaintiff sustained a personal injury while working in a trench clearing dirt around a broken Water District water line. Plaintiff filed a worker compensation claim against Granite at the time of the injury. On June 5, 2000, Plaintiff filed a complaint against the Water District alleging negligence. Approximately, three years later Granite was included in the lawsuit. The trial against only Granite began on May 23, 2005, and on May 27, 2005 the jury returned a general verdict on two causes of action (assault and battery and intentional infliction of emotional distress) in favor of Plaintiff and awarded damages against Granite in the amount of $8,900,000. On June 3, 2005, Plaintiff filed a Motion for Monetary Sanctions in the sum of $26,805,000. The motion alleges Granite attempted to hide, bribe, or intimidate witnesses. Granite is preparing the necessary post-trial motions for the court’s reconsideration of the judgment and amount of award and a response to the Motion for Monetary Sanctions. Granite intends to vigorously appeal the general verdict judgment and oppose the post-trial motion for sanctions.

GRANITE CONSTRUCTION INCORPORATED

Schedule A
LIST OF CONTRACTS IN EXCESS OF $30,000,000 as of April 30, 2005

		Original	Estimated	Backlog Amount
Contract Description	Customer Name	Contract Amount	Completion Date	as of 04/30/05
Highway 50	CA Department of Transportation	30,852,952	Feb-05	15,732
l-80/Madison	CA Department of Transportation	31,814,532	Jan-05	28,284
1-80 Truckee to Floriston	CA Department of Transportation	86,396,096	May-05	43,024
Blue Rock Country Club	Hayward 1900, Inc.	35,734,250	Dec-05	27,518,866
HLB Rt 15Baker/CIMA	CA Department of Transportation	43,683,368	Jan-05	133,827
Atlantic City Design Build	NJ Department of Transportation	72,428,000	Dec-03	—
Hiawatha Light Rail	MN Department of Transportation	164,584,644	Jun-05	3,175,859
Largo Station	WMATA	65,355,000	Jun-05	1,253,988
McAlpine Lock replacement	US Army Corp of Engineers	55,360,367	Jun-07	38,412,436
Woodrow Wilson bridge	VA Department of Transportation	91,249,418	Jun-08	49,221,558
I-494	MN Department of Transportation	81,374,386	Sep-06	56,603,080
Market Street Improvements	Southeastern PA Transit Authority	96,449,235	Jul-08	81,150,414
Dallas Co SH190/IH35	TX Department of Transportation	92,385,879	Dec-03	—
Williamson Co IH35 Widening	TX Department of Transportation	34,199,590	Jan-04	—
DFW Terminal D Apron	TX Department of Transportation	39,850,000	Nov-04	19,455
EW Freeway Loop 289	TX Department of Transportation	46,530,289	Jun-05	6,476,407
George Bush Tollway	TX Department of Transportation	75,585,190	Oct-05	7,942,123
Lake Fort Smith Dam Phase II	City of Fort Smith	53,430,000	Jul-06	25,933,586
Lubbock Co US82 Flyover	TX Department of Transportation	32,724,165	Aug-06	30,603,367
Grand Prairie Pumping Station	US Army Corp of Engineers	34,850,000	Jul-07	34,453,869
Lubbock US82 EW Freeway Phase I	TX Department of Transportation	131,098,888	Oct-08	129,810,822
Lake Fort Smith Dam Phase I	City of Fort Smith	38,039,134	Aug-05	3,437,087
SH183A Hill Country Constructors	TX Department of Transportation	124,819,039	Jul-07	114,250,440
SH45 Granite-JD Abrams	TX Department of Transportation	39,202,000	Dec-05	18,347,386
I-85/US70 Durham Co, NC	NC Department of Transportation	48,903,201	Jun-05	2,967,507
Hathaway Bridge Replacement	FL Department of Transportation	81,520,000	Jul-04	109,432
Seminole Co SR417 Sect 3	FL Department of Transportation	36,337,589	Dec-03	—
Durham 1-85 Broad to Camden	NC Department of Transportation	73,300,000	Jun-06	21,028,299
Durham 1-40	NC Department of Transportation	44,790,000	Apr-05	406,842
1-306, 1-85 Widening	NC Department of Transportation	66,628,383	Aug-06	34,701,299
Tri County Rail	Tri County Authority	69,491,000	Mar-06	8,313,739
Western Beltway SR429	Orlando-Orange County Expressway Auth	42,348,475	Dec-03	—
1-4/1-275 Interchange	FL Department of Transportation	73,537,984	Feb-06	14,854,863
1-4 John Young Parkway	FL Department of Transportation	38,870,470	Apr-06	19,943,782
SR429 Sec 2B & 3A	FL Department of Transportation	45,575,518	Mar-06	21,500,888
I-4/US192 Interchange	FL Department of Transportation	58,856,707	Dec-06	49,337,991
Jewfish Creek Bridge	FL Department of Transportation	147,765,000	Apr-09	141,670,440
St. John’s River Bridge	FL Department of Transportation	65,943,000	Jan-05	314,919
Reno Re-Trac	City of Reno	170,730,624	Apr-05	52,954,251
SR-22	Orange County Transportation Authority	214,707,908	Jul-07	177,700,393
Table Rock Dam Spillway	US Army Corp of Engineers	43,376,905	May-05	578,155
Las Vegas Monorail	Las Vegas Monorail Company	153,958,000	Jul-04	—
Superstition Highway	AZ Department of Transportation	119,790,320	Dec-03	—
US70 Hondo Valley	NM Department of Transportation	67,330,794	Jul-05	6,391,992
JKFITA Term 4	Morse Diesel International	83,847,241	Oct-02	—
British Airways	Morse Diesel International	79,808,561	Apr-03	52,542
Palisades Parkway	NY Department of Transportation	62,044,286	Jan-02	563
Zerega Ave Bus Maint Facility	NY City Transit Authority (MTA)	63,839,923	Jan-05	855,175
Harlem 3rd Track	Metro North Railroad	31,452,895	Sep-04	—
Belt Parkway over Ocean Parkway	NY Department of Transportation	55,300,600	Jan-05	203,493
Howland Hook	NY Port Authority	35,401,740	Aug-05	2,985,845
Reconstruction of ventilation shafts	Amtrak	66,340,000	Jan-07	43,976,283
Concourse Line Div B	NY City Transit Authority (MTA)	162,000,000	Apr-07	72,027,980
Taconic State Parkway	NY Department of Transportation	62,301,000	May-06	31,786,036
Grand Avenue	NY City Transit Authority (MTA)	216,750,000	Aug-06	154,216,177
6th Avenue Vent Plant Rehab	NY City Transit Authority (MTA)	49,800,000	Jul-08	47,976,912
Staten Island Rapid Transit	NY City Transit Authority (MTA)	71,767,196	Jun-05	3,941,118
Stillwell Avenue	NY City Transit Authority (MTA)	113,859,600	Jun-05	5,604,780

Sch.A

GRANITE CONSTRUCTION INCORPORATED
Schedule A
LIST OF CONTRACTS IN EXCESS OF $30,000,000 as of April 30, 2005

		Original	Estimated	Backlog Amount
Contract Description	Customer Name	Contract Amount	Completion Date	as of 04/30/05
Timesquare Reconstruction	NY City Transit Authority (MTA)	36,275,600	May-06	14,983,488
South Ferry Terminal	NY City Transit Authority (MTA)	104,400,000	Jun-05	100,029,374
AA JFK Airside Redevelopment	VRH Torcon	64,892,000	Jun-05	3,157,626

$30MM notional amount floating interest rate swap agreement	BNP Paribas	30,000,000		NA
$20MM notional amount floating interest rate swap agreement	BNP Paribas	20,000,000		NA

Sch. A

EXHIBIT H

LENDER JOINDER AGREEMENT

                    , 20___

Bank of America, N.A., as Administrative Agent
Mail Code: WA1-501-37-20
800 5th Avenue,
Floor 37
Seattle, WA 98104

Attention:	Brenda H. Little
Agency Management

Granite Construction Incorporated
P.O. Box 50085
Watsonville, CA 95077

Attention:	William Barton
Vice President/Chief Financial Officer

     Ladies and Gentlemen:

     We refer to the Credit Agreement dated as of June 24, 2005 (as amended, restated, modified, supplemented or renewed from time to time, the “Credit Agreement”) among Granite Construction Incorporated, a Delaware corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender (the “Administrative Agent”), and the Lenders parties thereto. Terms defined in the Credit Agreement are used herein as therein defined.

     This Lender Joinder Agreement (this “Agreement”) is made and delivered pursuant to Section 2.14 of the Credit Agreement.

     The Borrower, by its execution hereof, hereby confirms its agreement to increase the aggregate Revolving Credit Commitments by $            in accordance with the terms of said Section 2.14 effective as of                     , 20___(the “Effective Date”).

     As of the Effective Date,                     (“                    ”) will become a party to the Credit Agreement as a Lender and, after giving effect to said Section 2.14,                     will have a Revolving Credit Commitment of $                     .                     hereby confirms and agrees that with effect on and after the Effective Date, it shall be and become a party to the Credit Agreement as a Lender, and shall have all of the rights and be obligated to perform all of the obligations of a Lender thereunder with a Revolving Credit Commitment in the amount set forth above.                     (a) acknowledges that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Agreement; and (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it

H-1

shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement and the other Loan Documents.

     The following administrative details apply to _________:

(for payments and Requests for Credit Extensions)

Attention: ___________________
Telephone: (___)___-___
Facsimile: (___)___-___
Electronic Mail: ___________________	@ ___.com

(for other notices as a Lender)

Attention: ___________________
Telephone: (___)___-___
Facsimile: (___)___-___
Electronic Mail: ___________________	@ ___.com

     This Agreement shall constitute a Loan Document.

H-2

     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, NOTWITHSTANDING ITS EXECUTION OUTSIDE SUCH STATE.

, as Lender

By:

Title:

ACKNOWLEDGED as of , 20_:

BANK OF AMERICA, N.A., as Administrative
Agent

By:

Title:

GRANITE CONSTRUCTION INCORPORATED

By:

Title:

H-3